UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.                 )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
SIGMA-ALDRICH CORPORATION
(Name of Registrant as Specified in its Charter)

__________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
________________________________________________________________________________

(2)	Aggregate number of securities to which transaction applies:
________________________________________________________________________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
________________________________________________________________________________

(4)	Proposed maximum aggregate value of transaction:
________________________________________________________________________________

(5)	Total fee paid:
________________________________________________________________________________

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
________________________________________________________________________________

(2)	Form, Schedule or Registration Statement No.:
________________________________________________________________________________

(3)	Filing Party:
________________________________________________________________________________

(4)	Date Filed:
________________________________________________________________________________

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT
TO BE HELD MAY 7, 2013

i

Sigma-Aldrich Corporation
3050 Spruce Street
St. Louis, Missouri 63103
Telephone: (314) 771-5765
March 22, 2013
Re: Annual Meeting of Shareholders
Dear Fellow Shareholders:
I am pleased to invite you to join us for the Sigma-Aldrich Corporation Annual Meeting of Shareholders to be held on Tuesday, May 7, 2013, at 11:00 a.m., Central Daylight Time, at the Sigma-Aldrich Life Science and High Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103. A live, listen-only audio webcast of the meeting will be available at www.sigmaaldrich.com under "Corporate – Investor Relations." Details about the annual meeting, nominees for election to the Board of Directors and other matters to be acted on at the annual meeting are presented in the notice and proxy statement that follow.
It is important that your shares be represented at the annual meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Accordingly, please exercise your right to vote by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by internet or telephone voting as described in the proxy statement.
On behalf of your Sigma-Aldrich Board of Directors and Management, it is my pleasure to express our appreciation for your continued support.
Sincerely,
Rakesh Sachdev
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held May 7, 2013
NOTICE IS HEREBY GIVEN that the Sigma-Aldrich Corporation 2013 Annual Meeting of Shareholders will be held at the Sigma-Aldrich Life Science and High Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103, on Tuesday, May 7, 2013 at 11:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect ten directors;

2.	To ratify the appointment of KPMG LLP as Sigma-Aldrich Corporation’s independent registered public accountant for 2013;

3.	To hold an advisory vote to approve named executive officer compensation; and

4.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.
Only shareholders of record as of the close of business on March 8, 2013 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.
We are pleased once again to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders primarily over the Internet. We believe this process helps to expedite shareholders’ receipt of proxy materials, lower the costs of the meeting and conserve natural resources. On or about March 22, 2013, we mailed to our shareholders a notice containing instructions on how to access our 2013 Proxy Statement and 2012 Annual Report to Shareholders and how to vote. The notice also included instructions on how to receive a paper copy of the proxy materials, including the meeting notice, 2013 Proxy Statement and proxy/voting instruction card.

By Order of the Board of Directors,
George L. Miller
Senior Vice President, General Counsel and Secretary
March 22, 2013
Your vote is important. You may vote in any one of the following ways:

•	Use the Internet website shown on the Notice of Internet Availability or proxy/voting instruction card (if included).

•	Use the toll-free telephone number shown on the proxy/voting instruction card.

•	Mark, sign, date and promptly return the proxy/voting instruction card (if included) in the postage-paid envelope.

Shareholders of record and beneficial owners holding a legal proxy who attend the meeting may revoke their proxies and vote in person if they desire.

2013 Proxy Statement Summary
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting of Shareholders

• Time and Date	11:00 A.M., Central Daylight Time, May 7, 2013
• Place	Sigma-Aldrich Corporation Life Science and High Technology Center 2909 Laclede Avenue St. Louis, Missouri 63103
• Record Date	March 8, 2013
• Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
• Admission	No admission card or proof of share ownership is required. All shareholders of record are encouraged to attend the annual meeting.
Meeting Agenda

•	Election of ten directors

•	Ratification of appointment of KPMG as independent registered public accountant for 2013

•	Advisory vote to approve named executive officer compensation

•	Transact other business that may properly come before the annual meeting
Voting Matters/Proposals

Matter/Proposal	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR EACH DIRECTOR NOMINEE	4
Ratification of Appointment of KPMG as Independent Registered Public Accountant for 2013	FOR	18
Advisory Vote to Approve Named Executive Officer Compensation	FOR	48
Board Nominees
The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

Name	Occupation	Experience / Qualification	Committee Memberships	Other Public Company Boards
Rebecca M. Bergman Age 56 Director since 2008 Independent	• Vice President, Research and Technology, Cardiac Rhythm Disease Management, Medtronic, Inc.	• Scientific background • Research experience • Industry experience • Operations experience	• Audit • Science & Technology
George M. Church, Ph.D. Age 58 Director since 2009 Independent	• Professor of Genetics, Harvard Medical School • Director, Center for Computational Genetics, Harvard Medical School	• Scientific background • Research experience • Industry experience • Technology awareness	• Corporate Governance • Science & Technology
Michael L. Marberry Age 54 Director since 2012 Independent	• President and CEO, J.M. Huber Corporation • Director, J.M. Huber Corporation	• Industry experience • Operations experience • CEO experience • CFO experience • Financial expert • M&A experience • International experience • Marketing/sales experience	• Audit
W. Lee McCollum Age 63 Director since 2001 Independent	• Retired • Former Executive Vice President and CFO, S.C. Johnson & Son, Inc.	• Operations experience • CFO experience • Financial expert • M&A experience • International experience • Public company director experience	• Audit (Chair)	• Johnson Outdoors Inc.
Avi M. Nash Age 60 Director since 2005 Independent	• Founder, Avi Nash LLC • Managing Director, Indian River Advisors Corporation • Former partner, Goldman Sachs & Co.	• Industry experience • Financial expert • M&A experience • International experience	• Compensation • Audit
Steven M. Paul, M.D. Age 62 Director since 2006 Independent
•   Director, Appel Alzheimer's Disease Research Institute
•   Professor of Neurology (Neuroscience), Psychiatry and Pharmacology, Weill Cornell Medical College of Cornell University
•   Former Executive Vice President for Science and Technology and President of Lilly Research Laboratories, Eli Lilly and Company
		• Scientific background • Research experience • Industry experience • Operations experience • Public company director experience	• Compensation • Science & Technology (Chair)	• Alnylam Pharmaceuticals, Inc.
J. Pedro Reinhard Age 67 Director since 2001 Independent	• President, Reinhard and Associates • Former Executive Vice President, Director and CFO, The Dow Chemical Company	• Industry experience • Operations experience • CFO experience • Financial expert • M&A experience • International experience • Public company director experience	• Compensation • Corporate Governance (Chair)	• Colgate Palmolive Co. • Royal Bank of Canada
Rakesh Sachdev Age 57 Director since 2010	• President and CEO, Sigma-Aldrich Corporation	• Industry experience • Operations experience • CEO experience • CFO experience • M&A experience • International experience • Public company director experience • Marketing/sales experience		• Regal-Beloit Corporation
D. Dean Spatz Age 68 Director since 1994 Independent	• CEO, Watasso Ventures • Former Chairman and CEO, Osmonics, Inc.	• Scientific background • Industry experience • Operations experience • CEO experience • M&A experience • Public company director experience	• Compensation (Chair) • Corporate Governance
Barrett A. Toan Age 65 Director since 2001 Independent	• Chairman, Sigma-Aldrich Corporation • Former Chairman and CEO, Express Scripts, Inc.	• Operations experience • CEO experience • M&A experience • Public company director experience	• Corporate Governance
Attendance – Each director nominee, all of whom are current directors, attended at least 75% of the Board meetings and committee meetings on which he or she sat held in 2012. Each director nominee, with the exception of Mr. Marberry who was not yet a director at the time, attended the Company's 2012 Annual Meeting of Shareholders.

v

Retirement – Dr. David R. Harvey retired from the Board at the Company's 2012 Annual Meeting of Shareholders. Dr. Harvey did not attend the Company's 2012 Annual Meeting of Shareholders or the Company's May 2012 Board and committee meetings.
Independent Registered Public Accountant
As a matter of good corporate governance, we are asking our shareholders to ratify the selection of KPMG as our independent registered public accountant for 2013. Set forth below is summary information with respect to KPMG's fees for services provided in 2012 and 2011.

Type of Fees	2012 ($)	2011 ($)
Audit Fees	2,920,000	2,622,000
Audit-Related Fees	59,000	85,000
Tax Fees	53,000	47,000
All Other Fees	—	—
Total	3,032,000	2,754,000
Advisory Vote to Approve Named Executive Officer Compensation
We are asking shareholders to approve on an advisory basis the compensation of our named executive officers. The Board recommends a FOR vote because it believes our executive compensation program is effective in achieving our overall goal of enhancing shareholder value by rewarding executives for sustained financial and operating performance, aligning executives' long-term interests with those of shareholders and motivating executives to remain with us for long and productive careers.
Principal Elements of Executive Compensation

Type	Form	Attributes
Cash	• Base salary	• Reviewed annually
	• Annual incentive compensation	• Performance-based
Equity	• Stock options	• Vest 1/3 per year while employed
	• Performance Shares	• Three-year performance period with three quantitative performance measures (two for years prior to 2012)
	• Restricted stock units	• Time-based vesting conditioned on continued employment; used for retention and special circumstances
Retirement	• Pension	• Three-year vesting, payable in lump sum or as annuity
	• Supplemental executive retirement plan	• Vests 50% after five years of service and 10% annually thereafter until fully vested
	• 401(k) plan	• Company contributions cliff vest after three years of continuous employment
	• Deferred compensation plan	• Participation at discretion of employee and based primarily on employee contributions
Other	• Perquisites	• Automobile allowance
• Executive physical
Other Key Compensation Program Features

•	Pay positioning philosophy and mix of base salary, annual incentive compensation and long-term incentive compensation using median of comparator group as reference

•	Pay-for-performance philosophy

•	Annual compensation risk assessment

•	Share ownership requirement

•	Annual and long-term incentive compensation metrics

•
Change-in-control agreements maintain best practice features (e.g., double-trigger change-in-control definition, severance less than three times base salary and target bonus, no tax gross-up, no enhanced welfare or retirement benefits)

•	Comprehensive compensation clawback policy on all incentive compensation

•	Limited perquisites

2012 Performance Highlights

•
Operating income was $659 million, an increase of $12 million or 2% compared to 2011. Excluding the impact of changes in foreign currency exchange rates, operating income would have been $697 million or an increase of 8% compared to 2011.

•
Diluted earnings per share (EPS) was $3.77, an increase of $0.05 or 1% compared to 2011. Excluding the impact of changes in foreign currency exchange rates, diluted EPS would have been $3.99 or an increase of 7% compared to 2011.

•
Free cash flow was $453 million, an increase of $62 million or 16% compared to 2011. Free cash flow was calculated as net cash provided by operating activities of $567 million less capital expenditures of $114 million.

•
Sales were $2,623 million, an increase of $118 million or 5% compared to 2011. Excluding the impact of changes in foreign currency exchange rates, which decreased sales by 3% and acquisitions which increased sales by 5%, sales increased organically by 3% compared to 2011. For a discussion of the Company's use of non-GAAP financial measures, see page 19 of the Company's Annual Report on Form 10-K for the year ended December 31, 2012 under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures."

2012 Compensation Summary
While the Company achieved record sales and profits in 2012, management did not achieve the performance goals established by the Compensation Committee resulting in below target annual and long-term incentive compensation payouts. Set forth below is the 2012 compensation for each of our named executive officers as determined under U.S. Securities and Exchange Commission (the "SEC") rules. The SEC's calculation of total compensation (reflected in the "Total" column) includes several items that are driven by accounting and actuarial assumptions which are not necessarily reflective of compensation actually realized by the named executive officers in 2012.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Rakesh Sachdev President and CEO	792,308	—	1,577,620	1,446,120	656,800	10,856	101,718	4,585,422
Jan A. Bertsch Executive Vice President, CFO and Treasurer	372,115	40,000	1,293,457	1,161,120	200,119	8,254	93,619	3,168,684
Kirk A. Richter Former Vice President, Treasurer and Interim CFO	195,385	—	162,782	150,174	98,520	106,955	36,291	750,107
Franklin D. Wicks Executive Vice President and President, Applied	422,769	—	434,563	398,610	228,736	81,431	52,400	1,618,509
Gilles A. Cottier Executive Vice President and President, SAFC Commercial	372,385	—	434,563	398,610	119,925	36,670	48,684	1,410,837
David A. Smoller Former Chief Scientific Officer (amounts include separation compensation)	191,038	—	352,813	324,450	—	21,376	877,017	1,766,694
George L. Miller Senior Vice President, General Counsel and Secretary	348,462	—	190,032	174,276	129,308	9,848	47,970	899,896
2014 Annual Meeting of Shareholders
Deadline for shareholder proposals to be included in proxy statement – November 22, 2013.

SIGMA-ALDRICH CORPORATION
PROXY STATEMENT
For Annual Meeting of Shareholders to be held May 7, 2013
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Sigma-Aldrich Corporation (the "Company," "we," "our" or "us") for use at the Company's 2013 Annual Meeting of Shareholders to be held at the Sigma-Aldrich Life Science and High Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103, at 11:00 A.M. Central Daylight Time, on Tuesday, May 7, 2013, and any adjournments or postponements thereof (the "Meeting").
INFORMATION ABOUT VOTING
Who can attend and vote at the Meeting?
Shareholders of record as of the close of business on March 8, 2013 (the “Record Date”) are entitled to attend and vote at the Meeting. As of the close of business on the Record Date, there were a total of 120,301,610 shares of the Company's common stock, par value $1.00 per share ("Common Stock"), outstanding and entitled to vote ("Outstanding Shares"). Each share of Common Stock is entitled to one vote on all matters to be voted on at the Meeting, including the election of directors, and can be voted only if the shareholder of record is present to vote or is represented by proxy. The proxy/voting instruction card accessible online or provided with this proxy statement indicates the number of shares of Common Stock you own and are entitled to vote at the Meeting.
If your shares of Common Stock are held for you as the beneficial owner through a broker, trustee or other nominee (such as a bank) in "street name," rather than held directly in your name, you may not attend and vote these shares in person at the Meeting unless you obtain a "legal proxy" from the broker, trustee or other nominee holding your shares, giving you the right to vote the shares at the Meeting. Your broker, trustee or other nominee will provide instructions for you to use in directing them how to vote your shares or how to request a "legal proxy." We encourage you to follow such instructions and direct your broker, trustee or other nominee how to vote your shares or request a "legal proxy" and vote your shares in person at the Meeting.
What constitutes a quorum at the Meeting?
The presence at the Meeting, in person or represented by proxy, of the holders of a majority of Outstanding Shares will constitute a quorum for purposes of the Meeting. For purposes of determining whether a quorum exists, proxies received but marked "abstain" and so-called "broker non-votes" (described below) will be counted as present.
Did the Company utilize the SEC's notice and access proxy rules for delivery of the voting materials this year?
Yes. Under SEC rules, we are furnishing proxy materials to our shareholders primarily via the Internet instead of mailing printed copies of those materials to each shareholder.
On or about March 22, 2013, we mailed to each of our shareholders a Notice of Internet Availability (the "Notice") containing instructions on how to access our proxy materials, including our 2013 Proxy Statement and 2012 Annual Report to Shareholders, and made those documents available online. The Notice also instructs you on how to access your proxy/voting instruction card to vote. This process is designed to expedite shareholders' receipt of proxy materials, lower the costs of the Meeting and conserve natural resources. If you prefer to receive printed proxy materials, please follow the instructions included in the Notice.
How do I vote by proxy?
If you are a shareholder of record, you may vote your shares by internet or telephone. You may also vote your shares by mail. Please see the proxy/voting instruction card for specific instructions on how to cast your vote by any of these methods.
Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 6, 2013. Submitting your vote via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Meeting. You may change your vote or revoke your proxy as described below or by submitting a valid, subsequent vote by internet or telephone.
Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. Shareholders voting via the Internet and by telephone should understand there may be costs associated with voting in these manners, such as usage charges from internet access providers and telephone companies, that must be borne by the shareholder.
How do I vote if my shares of Common Stock are held through a broker, trustee or other nominee?
If your shares of Common Stock are held for you as the beneficial owner through a broker, trustee or other nominee in "street name," you will need to instruct your broker, trustee or other nominee how to vote your shares. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Meeting unless you obtain a "legal proxy" from the broker, trustee or other nominee holding your shares, giving you the right to vote the shares at the Meeting. Your broker, trustee or other nominee will provide voting instructions for you to use in directing them how to vote your shares.
What if I lose the Notice or other communication from my broker, trustee or other nominee containing my control number prior to voting?
If you are a shareholder of record, you may obtain another Notice containing your control number by writing to the Corporate Secretary at Sigma-Aldrich Corporation, 3050 Spruce Street, St. Louis, MO 63103 or calling the Office of the Corporate Secretary at (314) 286-7745. If your shares of Common Stock are held for you as the beneficial owner through a broker, trustee or other nominee in "street name," you must contact your broker, trustee or other nominee.
What discretion does my broker, trustee or other nominee have to vote my shares of Common Stock held in "street name"?
A broker, trustee or other nominee holding your shares of Common Stock in "street name" must vote those shares according to specific instructions it receives from you. If your broker, trustee or other nominee does not receive specific instructions from you, your broker, trustee or other nominee may vote your shares in its discretion on those proposals that are considered "routine." For all other proposals ("Non-Routine Proposals"), your broker, trustee or other nominee may not vote without specific instructions from you. If a Non-Routine Proposal comes to a vote at the Meeting, your shares will not be voted on that Non-Routine Proposal, giving rise to what is called a "broker non-vote." Shares represented by broker non-votes will be counted for purposes of determining the existence of a quorum. Your broker, trustee or other nominee will provide voting instructions for you to use in directing them how to vote your shares.
At the Meeting, your broker, trustee or other nominee may vote your shares in its discretion only with respect to Proposal No. 2. Proposals Nos. 1 and 3 are Non-Routine Proposals for which your broker, trustee or other nominee must have your instruction to vote.
How do I vote my shares in the Company's 401(k) Retirement Savings Plan?
If you participate in the Sigma-Aldrich Stock Fund in the Sigma-Aldrich 401(k) Retirement Savings Plan (the "401(k) Plan"), Fidelity Management Trust Company ("Fidelity"), trustee of the 401(k) Plan, will vote any shares credited to your account as of the Record Date in accordance with your voting instructions. You can provide voting instructions to Fidelity by returning a proxy/voting instruction card by mail or voting by internet or telephone as described above. If voting instructions are not received by May 2, 2013, Fidelity will vote the shares credited to your account in the same proportion on each proposal as those shares for which Fidelity has received voting instructions from the beneficial owners.
Can I change my vote or revoke my proxy?
Yes. Any shareholder of record giving a proxy has the power to revoke it any time before it is voted by (1) written notice mailed to and received by Sigma-Aldrich Corporation, Attention: Corporate Secretary, 3050 Spruce Street, St. Louis, MO 63103, (2) submitting a later-dated proxy card, (3) re-voting via the Internet or telephone or (4) attending the Meeting and casting a contrary vote. Any beneficial owner whose shares are held through a broker, trustee or other nominee in "street name" also has the power to revoke a proxy any time before it is voted by (a) written notice mailed to and received by the broker, trustee or other nominee holding your shares, (b) submitting a later-dated proxy card to the broker, trustee or other nominee holding your shares, (c) re-voting via the Internet or telephone or (d) attending the Meeting and casting a contrary vote after first obtaining a "legal proxy" from the broker, trustee or other nominee holding your shares, giving you the right to vote the shares at the Meeting. If a proxy is not so revoked or not revoked in person at the Meeting, such proxy will be voted either as designated or, if no designation is made, will be voted in favor of the nominees for directors, for the ratification of the appointment of KPMG LLP ("KPMG") as independent registered public accountant for 2013, for adoption of the resolution approving, on an advisory basis, the compensation of the Company's named executive officers and in your proxy's discretion as to any other business which may properly come before the Meeting.
How is the Company soliciting proxies?
The cost of solicitation of proxies will be borne by the Company. In addition to the use of the Internet and the mail, proxies may be solicited personally or by telephone by employees of the Company without additional compensation. Brokers, dealers, banks and their nominees will be requested to forward proxy materials to the beneficial owners of Common Stock held by them of record, and the Company will reimburse them for their reasonable out-of-pocket and clerical expenses upon request.
What should I do if I receive more than one set of voting materials?
You may receive more than one set of voting materials, including multiple Notices or proxy/voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice or proxy/voting instruction card for each brokerage account in which you hold shares in "street name." If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one Notice. Please vote the shares represented by each Notice or proxy/voting instruction card you receive.
What is householding?
For those shareholders that have elected to continue to receive printed copies of the proxy materials, the SEC permits delivery of a single annual report to shareholders and/or proxy statement to any household at which two or more shareholders reside, whom are believed to be members of the same family. The procedure, referred to as "householding," reduces the volume of duplicate information shareholders receive and expense to the Company. We have not implemented householding with respect to our shareholders of record; however, a number of brokerage firms have instituted householding, which may impact certain beneficial owners (i.e., "street name" shareholders). If your family has multiple accounts by which a broker holds your shares of Common Stock in "street name," you may have previously received a householding information notification from your broker. Please contact your broker directly if you have any questions, require additional copies of the proxy statement or annual report or wish to revoke your decision to household, and thereby receive multiple reports.
Where can I find the voting results of the Meeting?
We intend to announce preliminary voting results at the Meeting and expect to publish final results on a Current Report on Form 8-K, which will be filed with the SEC within four business days after the Meeting and available on our website, www.sigmaaldrich.com, under "Investor Relations – Financial Information."
INFORMATION ABOUT PROPOSALS
What is the advisory vote to approve named executive officer compensation?
We are asking shareholders to vote, on a non-binding, advisory basis, on a resolution approving the compensation of our Chief Executive Officer, Chief Financial Officer, three other most highly compensated executives and two former executives (collectively, the "Named Executive Officers"), as disclosed below under "Compensation Discussion and Analysis" on page 19 and under "Information Concerning Executive Compensation" on page 33 of this proxy statement. The Board recommends shareholders vote FOR the resolution approving, on an advisory basis, the compensation of the Named Executive Officers.
Why is the Company asking shareholders to vote on this item at this time?
Beginning in 2011, Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (the "Dodd-Frank Act"), required most U.S. public companies to conduct separate non-binding shareholder advisory votes to approve named executive officer compensation at least once every three years and the frequency of future advisory votes to approve named executive officer compensation at least once every six years. In both 2011 and 2012, our shareholders overwhelmingly supported a resolution approving the compensation of the Named Executive Officers. In 2011, our shareholders narrowly voted in favor of holding future advisory votes to approve Named Executive Officer compensation annually. By including this item in the agenda for the Meeting, we are fulfilling our obligation under the Dodd-Frank Act and meeting shareholder expectations for an annual advisory vote to approve Named Executive Officer compensation.

AGENDA ITEM I.
ELECTION OF DIRECTORS
Ten directors of the Company are to be elected to hold office until the next annual meeting or until their successors are elected and qualified. Unless otherwise specified, all proxies will be voted in favor of the ten nominees listed below for election as directors of the Company. There are no arrangements or understandings pursuant to which any of the nominees were selected as nominees. All of the nominees are presently directors of the Company and, with the exception of Michael L. Marberry, who was appointed to the Board in September 2012, were elected to their present terms as directors at the Company's 2012 Annual Meeting of Shareholders (the "2012 Annual Meeting"). A third party search firm retained by the Corporate Governance Committee (the "Governance Committee") identified Mr. Marberry as a possible director candidate.
The persons named as proxies in the proxy card intend to vote for the election of the nominees named below. If for any reason any of the nominees are unable to serve or for good cause will not serve, the persons named as proxies may exercise discretionary authority to vote for substitutes proposed by the Board.
BOARD OF DIRECTORS NOMINEES, QUALIFICATIONS AND DIVERSITY
Pursuant to its charter, the Governance Committee considers the knowledge, experience, integrity and judgment of possible candidates for nomination as a member of the Board, including factors such as: broad-based skills and experience; leadership; proven ability to exercise sound judgment; prominence and reputation in a candidate's profession; global business and social perspective; concern for long-term interest of shareholders; and personal integrity. In addition, for each nominee, the Governance Committee considers potential contribution to the diversity of backgrounds, experience and competencies which the Board desires to have represented and the ability to devote sufficient time and effort to duties as a director. The Governance Committee reviews, at least annually, the size, structure and membership of the Board and its committees to assure the proper skills and experience are represented on the Board and its committees. In conducting its review, the Governance Committee considers the contributions of existing directors and the overall needs of the Company and regularly maps the skills and competencies of the directors in the aggregate against a predetermined experience set the Board deems appropriate to assist in identifying gaps and thereby assist in identifying suitable new candidates. Among other criteria, the experience set deemed appropriate for the Board as a whole includes financial expertise, an understanding of the industries in which the Company operates, experience as a director of other public companies, marketing/sales experience, significant exposure to information technology in the support of a strategic plan, scientific background, exposure to mergers and acquisitions, international business experience, independence and diversity.
As described below, the Board believes that each director meets such criteria and has skills and experience that make him or her well qualified to serve as a director. The Board has nominated three individuals (Messrs. Sachdev, Spatz and Toan) with experience as chief executive officers of public companies and one individual (Mr. Marberry) with experience as chief executive officer of a significant private company; four individuals (Messrs. Marberry, McCollum, Reinhard and Sachdev) with experience as chief financial officers of public or significant private companies and six individuals (Dr. Paul and Messrs. McCollum, Reinhard, Sachdev, Spatz and Toan) who are serving, or have recently served, on the boards of other public companies. The nominees include eight individuals with experience in the chemical or other relevant industry (Ms. Bergman, Drs. Church and Paul and Messrs. Marberry, Nash, Reinhard, Sachdev and Spatz), three individuals with both a scientific background and experience with research institutions (Ms. Bergman and Drs. Church and Paul) and one individual with technology awareness (Dr. Church). In addition, eight nominees have operations experience (Ms. Bergman, Dr. Paul and Messrs. Marberry, McCollum, Reinhard, Sachdev, Spatz and Toan); five have international experience (Messrs. Marberry, McCollum, Nash, Reinhard and Sachdev); seven have experience with mergers and acquisitions (Messrs. Marberry, McCollum, Nash, Reinhard, Sachdev, Spatz and Toan); and two have marketing/sales experience (Messrs. Marberry and Sachdev).
In nominating candidates for election by our shareholders, both the Board and the Governance Committee act pursuant to the Corporate Governance Guidelines (the "Governance Guidelines") and the Governance Committee's charter. Both the Board and the Governance Committee assess the effectiveness of corporate governance policies, including with respect to diversity, through completion of an annual evaluation process.
The Board has determined that each of the Company's directors, other than Mr. Sachdev, and that each member of the Audit Committee, Compensation Committee, Governance Committee and Science & Technology Committee is an "independent director" under NASDAQ Global Select Market ("NASDAQ") rules and the Board's independence criteria set forth in the Governance Guidelines. In addition, the Board has determined that, in its judgment, each member of the Audit Committee is independent within the meaning of Section 10A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). There is no family relationship between any of the Company's officers or directors.
The following are the nominees for directors of the Company, their principal occupation, qualifications to serve on the Board,

period of service as a director of the Company, other directorships and age as of March 8, 2013. There is no arrangement or understanding pursuant to which the following nominees were selected.

Rebecca M. Bergman
Ms. Bergman has more than 25 years of experience in the medical technology industry including over 17 years of experience in research and technology management and product development. Since May 2012, she has served as Vice President, Research and Technology for Cardiac Rhythm Disease Management (CRDM) of Medtronic, Inc. ("Medtronic"), a manufacturer of products and therapies used in the diagnosis, treatment and monitoring of chronic medical conditions. She previously served as Vice President, New Therapies and Diagnostics for CRDM of Medtronic from February 2009 to May 2012, and as Vice President, Science and Technology of Medtronic from April 2002 to February 2009. Ms. Bergman has been a director of the Company since 2008. She has served as a member of the National Advisory Committee of the National Institute of Biomedical Imaging and Bioengineering (NIBIB) of the National Institutes of Health (NIH) and currently serves on a number of academic advisory boards. Ms. Bergman is a Fellow of the American Institute for Medical and Biological Engineering (AIMBE) and a member of the National Academy of Engineering (NAE). She has a B.S. in Chemical Engineering from Princeton University and an honorary Ph.D. in Engineering from Drexel University. She has also completed graduate studies in Chemical Engineering and Material Science at the University of Minnesota. Age 56.

George M. Church, Ph.D.
Dr. Church is a leading expert in human genetics and biotechnology and has significant academic research institution experience, having served as a Professor of Genetics at Harvard Medical School since 1986. He concurrently acts as Director of the Center for Computational Genetics at Harvard Medical School, where he has directed laboratory research in DNA sequencing, synthesis and homologous recombination. Dr. Church, an initiator of the Personal Genome Project in 2005 and a leader in the field of synthetic biology, is a director at the U.S. Department of Energy Center on Bioenergy at Harvard University, as well as the National Institutes of Health Center of Excellence in Genomic Science at Harvard University. He has been a director of the Company since 2009. Dr. Church has served in scientific advisory roles for more than 20 companies in the field of DNA technology, diagnostics and biofuels. He earned his Ph.D. in Biochemistry and Molecular Biology from Harvard University and B.A. in Zoology and Chemistry from Duke University. Age 58.

Michael L. Marberry
Mr. Marberry has more than 30 years of management experience, including more than 15 years with J. M. Huber Corporation ("Huber"), a company that manufactures and sells products in the fields of specialty chemicals and engineered materials. He has served as President and Chief Executive Officer since 2009. Mr. Marberry served as President of Huber Engineered Materials, a division of Huber, from 2006 to 2009, Chief Financial Officer of Huber from 2002 to 2006, and Corporate Vice President of Strategy and New Business Development for Huber from 1997 to 2002. Prior to joining Huber, he served in senior roles at M.A. Hanna Company, a specialty polymers company in Cleveland, Ohio, and in various roles with McKinsey & Company, Inc. and The Proctor and Gamble Company. Mr. Marberry has been a director of the Company since 2012 and is an audit committee financial expert. He is also a director of Huber. Mr. Marberry earned his M.B.A. from Amos Tuck School of Business Administration at Dartmouth College and his M.S. and B.S. in Chemical Engineering from the University of Kentucky. Age 54.

W. Lee McCollum
Mr. McCollum is an audit committee financial expert and has significant management experience including more than 35 years of experience with S.C. Johnson & Son, Inc. ("S.C. Johnson"), a global manufacturer and marketer of consumer products, where he held positions involving accounting, treasury, tax, internal audit, mergers and acquisitions, strategic planning, personnel matters, international operations and general management. At S.C. Johnson, he served as Senior Vice President and Chief Financial Officer from 1997 to 2004 and as Executive Vice President and Chief Financial Officer from 2005 to 2009. From 2005 to 2009, his responsibilities also included global manufacturing. Mr. McCollum retired in 2009. He has been a director of the Company since 2001. Mr. McCollum is also a director of Johnson Outdoors, Inc., Coastal South Bancshares, Inc. (Chair Risk Management Committee), and Johnson Financial Group, a large private regional bank holding company (Compensation Committee member, Risk Oversight Committee Chair). He earned his M.B.A. from Harvard University and B.S. from the University of Idaho. Age 63.

Avi M. Nash
Mr. Nash has more than 35 years of experience in the chemical industry and in corporate finance and investing. He is the Founder of Avi Nash LLC, a global management consulting firm that focuses on strategy, mergers and acquisitions and capital market transactions for the chemical industry, as well as the Managing Director of Indian River Advisors Corporation, a financial advisory firm. Earlier, he was a partner of Goldman Sachs & Co. ("Goldman Sachs"), where he led the global chemical industry team in investment research, consistently topping performance rankings in the U.S. and globally. At Goldman Sachs, Mr. Nash was appointed Vice President in 1989, Managing Director in 1996, elected a partner in 1998 and named an advisory director in 2002. Prior to Goldman Sachs, he gained over 10 years of experience involving strategy at Booz Allen and Hamilton, as well as R&D, engineering and marketing experience at UOP Inc., a developer of petroleum refining technology. He has a Master of Management degree from Northwestern University, an M.S. degree in Chemical Engineering from Syracuse University and was named a distinguished alumnus of the Indian Institute of Technology, Mumbai, where he received a Bachelors degree in Chemical Engineering. He has been a director of the Company since 2005. Mr. Nash is an audit committee financial expert. Age 60.

Steven M. Paul, M.D.
Dr. Paul is currently the Director of the Appel Alzheimer's Disease Research Institute and a Professor of Neurology (Neuroscience), Psychiatry and Pharmacology at Weill Cornell Medical College of Cornell University. He has more than 20 years of management experience in the pharmaceutical and biotechnology industries and 36 years of scientific research experience. Dr. Paul retired in 2010 as Executive Vice President for Science and Technology and President of the Lilly Research Laboratories of Eli Lilly and Company ("Lilly"), a pharmaceutical company that engages in the discovery, development, manufacture and sale of pharmaceutical products, positions he held since 2003. He joined Lilly in 1993 and served in roles of increasing responsibility within the Lilly research organization, including Vice President of Discovery Research and Clinical Investigation. Prior to joining Lilly, Dr. Paul served in several senior roles at the National Institute of Mental Health, including serving as the Scientific Director of the Intramural Research Program. He has authored or coauthored more than 500 papers and invited book chapters and serves on the editorial boards of numerous scientific journals and as a grant reviewer for several extramural and intramural committees. Dr. Paul has been a director of the Company since 2006. He is a director of Alnylam Pharmaceuticals and a Venture Partner at Third Rock Ventures. He is also a director of the Foundation of the National Institutes of Health, a member of the Institute of Medicine of the National Academy of Sciences and a Fellow of the American Association for the Advancement of Science. Dr. Paul holds M.D., M.S. and B.A. degrees from Tulane University. Age 62.

J. Pedro Reinhard
Mr. Reinhard has more than 36 years of experience in the chemical industry and more than 31 years of international management experience, including more than 10 years as a chief financial officer of a publicly traded company. He is an audit committee financial expert and has significant capital markets and finance experience. Mr. Reinhard has served as President of Reinhard and Associates, a financial advisory practice, since 2006. He served as Executive Vice President and Chief Financial Officer of The Dow Chemical Company ("Dow"), a manufacturer of chemicals, plastic materials, agricultural and other specialized products, from 1995 to 2005. Previously, Mr. Reinhard held a variety of senior international, financial and operating leadership positions at Dow, including senior operations assignments in Europe, after beginning his career at Dow in 1970 in Brazil. In 1988, he was appointed Treasurer of Dow. Mr. Reinhard served as a director of Dow from 1995 to 2007. He has been a director of the Company since 2001. Mr. Reinhard is also a director of Colgate Palmolive Co. and Royal Bank of Canada. He earned his M.B.A. from Getulio Vargas University, São Paulo, and has done postgraduate work at the University of Cologne, Germany, and Stanford University. Age 67.

Rakesh Sachdev
Mr. Sachdev has more than 27 years of management experience. He has served as President and Chief Executive Officer of the Company since 2010. Mr. Sachdev joined the Company in 2008 as Chief Financial Officer and took on the additional role of Chief Administrative Officer and direct oversight of the Company's international business in 2009. He was Senior Vice President and President Asia Pacific of ArvinMeritor, Inc. ("ArvinMeritor"), a global supplier of parts and services to the automotive industry, from March 2007 to July 2008. At ArvinMeritor, Mr. Sachdev also served in other leadership roles, including Interim Chief Financial Officer, Senior Vice President Strategy and Corporate Development and Vice President and General Manager of several of ArvinMeritor's global businesses from February 1999 to March 2007. Prior to joining ArvinMeritor, he worked for Cummins Inc., a global manufacturer of engines and other industrial products in various leadership roles, including Chief Financial Officer for one of its largest business units, and as Managing Director of its Mexican operations. Mr. Sachdev earned his M.B.A. from Indiana University, holds a Masters in Mechanical Engineering from the University of Illinois and earned his Bachelors degree in Mechanical Engineering from the Indian Institute of Technology in New Delhi. He has been a director of the Company since 2010. Mr. Sachdev is also director of Regal-Beloit Corporation. Age 57.

D. Dean Spatz
Mr. Spatz has more than 44 years of management experience, including more than 32 years as a chief executive officer of a publicly traded company. He currently serves as Chief Executive Officer of Watasso Ventures, a company that specializes in investing in and actively participating in the management and development of entrepreneurial start-up companies. In that capacity, he serves on the boards of four portfolio companies in various technical fields. Previously, Mr. Spatz served as Chairman and Chief Executive Officer of Osmonics, Inc. (NYSE listed company), an international manufacturer and marketer of water purification, fluid separation and sea water handling products and equipment; a company he founded in 1969. He left Osmonics in 2003 after the company was acquired by GE Infrastructure, a unit of General Electric Company. Mr. Spatz is a licensed chemical engineer and is extensively published on reverse osmosis membrane technology, a breakthrough that he pioneered. He has been a director of the Company since 1994. Mr. Spatz earned his M.S. in Engineering Management, B.S. in Engineering and B.A. from Dartmouth College. Age 68.

Barrett A. Toan
Mr. Toan has more than 32 years of healthcare industry experience and more than 29 years of management experience, including more than 20 years as a chief executive officer. He served as Chairman of Express Scripts, Inc. ("Express Scripts"), a pharmacy benefits management company, from 1996 to 2006 and as President and Chief Executive Officer of Express Scripts from 1989 to 2005. As President and Chief Executive Officer, Mr. Toan led the Express Scripts initial public offering in 1992, deployed innovative cost-savings and patient safety programs and led the company's growth into a Fortune 500 firm. Prior to joining Express Scripts, he was the Chief Operating Officer and Executive Director of Sanus Corps Health Systems Inc. (later GenCare) ("Sanus"), a leading health maintenance organization. Before joining Sanus, Mr. Toan served in the public sector in a variety of roles, including the Director of Missouri's Department of Social Services. He has been a director of the Company since 2001 and Chairman since 2010. Mr. Toan earned his M.B.A. from The Wharton School of the University of Pennsylvania and A.B. from Kenyon College. Age 65.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.
DIRECTORS MEETINGS AND COMMITTEES
The Board has standing Audit, Compensation, Corporate Governance and Science & Technology Committees. Each committee operates pursuant to a written charter, which can be viewed on the Company's website, www.sigmaaldrich.com, under "Investor Relations – Corporate Governance." Information on our website does not constitute part of this proxy statement. The following table provides information regarding the membership of and number of meetings during 2012 of the Board and its committees.

Name	Board of Directors	Audit Committee	Compensation Committee	Corporate Governance Committee	Science & Technology Committee
Rebecca M. Bergman	x	x			x
George M. Church	x			x	x
David R. Harvey (1)	x				x
Michael L. Marberry (2)	x	x
W. Lee McCollum	x	x*
Avi M. Nash (3)	x	x	x
Steven M. Paul	x		x		x*
J. Pedro Reinhard	x		x	x*
Rakesh Sachdev	x
D. Dean Spatz	x		x*	x
Barrett A. Toan (4)	x*		x	x
Number of 2012 Meetings	7	8	4	4	4
* indicates Chairman
X indicates member of the Board or a committee

(1)	Dr. Harvey retired from the Board at the 2012 Annual Meeting.

(2)	Mr. Marberry was appointed to the Board and the Audit Committee in September 2012.

(3)	Mr. Nash was appointed to the Compensation Committee in May 2012.

(4)	Mr. Toan left the Compensation Committee in May 2012.
Attendance
The Board held seven meetings during 2012. Each director, with the exception of Dr. Harvey, attended at least 75% of the aggregate Board meetings and committee meetings on which he or she sat held in 2012. Dr. Harvey, who retired from the Board at the 2012 Annual Meeting, did not attend the Company's May 2012 Board and Science & Technology Committee meeting.
Each director, with the exception of Dr. Harvey and Mr. Marberry, attended the 2012 Annual Meeting. Mr. Marberry did not attend the 2012 Annual Meeting as he was not yet a director at the time of the meeting. It is our expectation that all nominees will attend the Meeting, unless extraordinary circumstances prevent a nominee’s attendance. All directors are encouraged to attend annual meetings of shareholders when possible.
Audit Committee
The Audit Committee assists the Board in fulfilling its oversight responsibilities with regard to (1) the integrity of the Company's financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accountant’s qualifications and independence, (4) the performance of the Company's Internal Audit Department (“Internal Audit”) and independent registered public accountant and (5) the Company's accounting and financial reporting processes and audits of the Company's financial statements. Additionally, the Audit Committee has responsibility to prepare the Report of Audit Committee that SEC rules require to be included in this proxy statement. This report can be found under "Report of Audit Committee" beginning on page 18. The Audit Committee is directly responsible and has sole authority for the appointment, compensation, retention and oversight of the Company's independent registered public accountant. The Audit Committee also meets with Company management, Internal Audit and the independent registered public accountant to (1) review the Company’s financial statements and related disclosures contained in the Company's public earnings reports and the Company's Annual Report on Form 10-K ("Form 10-K") and Quarterly Reports on Form 10-Q ("Form 10-Qs"), (2) review major issues regarding significant financial reporting matters and judgments made in connection with the preparation of the Company's financial statements, (3) review legal matters that are reasonably likely to have a material effect on the Company's financial statements, (4) review disclosures made by the Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K or Form 10-Qs, (5) discuss the adequacy and effectiveness of the Company's internal financial controls and disclosure controls and procedures, (6) approve the annual internal audit plan and (7) receive regular reports of major findings by Internal Audit and of how management is addressing the conditions reported. The Board has determined that each member of the Audit Committee meets NASDAQ independence requirements and the Board's independence criteria set forth in the Governance Guidelines and that Messrs. Marberry, McCollum and Nash are each an "audit committee financial expert," as defined in SEC rules.

Compensation Committee
The Compensation Committee is responsible for guiding and approving the formulation and application of strategies, policies and practices related to the compensation of the Company's executives to enable the Company to attract and retain high quality executives, align executives' long-term interests with those of shareholders and reward executives for sustained financial and operating performance. In doing so, consideration is given to Company and individual performance expectations, internal pay equity, competitive practice and the requirements of appropriate regulatory bodies. Further, the Compensation Committee monitors these strategies, policies and practices to ensure they are designed and applied in the best interest of shareholders. The Compensation Committee is also responsible for overseeing the Company's succession planning and management development activities. The Compensation Committee considers the quality of management needed to execute our business strategy and actively participates in talent evaluation and development. Other duties and responsibilities of the Compensation Committee include (1) annually reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation, (2) evaluating the Chief Executive Officer's performance relative to those goals and objectives and (3) approving the Chief Executive Officer's compensation levels based upon this evaluation. The Compensation Committee also administers the Company's 2003 Long-Term Incentive Plan (the "LTIP") and the Company's Cash Bonus Plan (the "Bonus Plan"). The Board has determined each member of the Compensation Committee is independent under NASDAQ rules and the Board's independence criteria set forth in the Governance Guidelines.
Corporate Governance Committee
The Governance Committee makes recommendations to the Board concerning the selection, qualification and compensation of members of the Board and its committees, as well as the size and composition of the Board and its committees. Specifically, the Governance Committee considers (1) the knowledge, experience, integrity and judgment of possible candidates for nomination as a director, (2) their potential contribution to the diversity of backgrounds, experience and competencies the Board desires to have represented and (3) their ability to devote sufficient time and effort to their duties as directors. The Governance Committee will apply this same criteria to any nominees recommended by shareholders for election to the Board provided the names of such nominees, accompanied by relevant biographical information, are submitted in writing to the Corporate Secretary of the Company consistent with the timing set forth in the Company's By-laws (the "By-laws") as described under "Shareholder Proposals" on page 51 of this proxy statement. In February of each year, the Governance Committee proposes to the Board nominees for directors to be elected at the Company’s upcoming annual meeting of shareholders. Therefore, in order to be considered by the Governance Committee, prospective nominee recommendations should be received by the Corporate Secretary of the Company no later than February 3 each year. The Governance Committee annually reviews director compensation and makes recommendations to the Board with respect to changes in director compensation. The Governance Committee also periodically reviews the Governance Guidelines and the Company's Business Conduct Policy (the "Conduct Policy") adopted by the Board and makes recommendations to the Board concerning any changes deemed appropriate in the Governance Guidelines and the Conduct Policy and the Board's and the Company's operations as provided therein. The Board has determined each member of the Governance Committee is independent under NASDAQ rules and the Board's independence criteria set forth in the Governance Guidelines.
Science & Technology Committee
The Science & Technology Committee advises the Board and management on scientific matters involving the Company's research and development programs, including regular reviews of major internal projects, interaction with academic and other outside research organizations and the acquisition of new technologies. The Science & Technology Committee assists the Board and management in keeping abreast of new developments and technologies and anticipates emerging concepts and trends in the scientific fields of greatest importance to the Company's long-term strategy, thereby helping the Company to make well-informed choices in committing its scientific resources. The Science & Technology Committee also assists the Board in risk management related to the research and development of new products.
Board Committee Evaluation Process
Each year, the Board evaluates its performance against certain criteria that it has determined are important to its success. These include financial oversight, strategic planning, compensation, corporate governance and Board structure and role. The Board's committees also conduct self-evaluations annually, evaluating their performance against their respective committee charters and good corporate governance practices. The results of these evaluations are reviewed with the Board, and further enhancements, if any, are agreed to for each committee.
Board Committee Training
We encourage members of the Board to participate in outside training and continuing education to enhance their skills, knowledge and contribution to the Company.

BOARD LEADERSHIP STRUCTURE
The Board takes a flexible approach to the issue of whether the offices of Chairman and Chief Executive Officer should be separated or combined. This approach allows the Board to regularly evaluate whether it is in the best interests of the Company for the Chief Executive Officer or another director to hold the position of Chairman. The Chief Executive Officer prior to Rakesh Sachdev served as both Chairman and Chief Executive Officer, whereas Mr. Sachdev currently serves as President and Chief Executive Officer and Barret A. Toan serves as Chairman. The Board does not have a presiding director; although the Board believes it may be useful and appropriate to designate a presiding director if the offices of Chairman and Chief Executive Officer are combined in the future.
We believe the current Board leadership structure is appropriate at this time because it will allow the Chairman to focus on corporate governance and management of Board priorities while allowing the President and Chief Executive Officer to focus more directly on managing our operations and growing the Company.
The current governance structure of the Board is as follows:

•	The offices of Chairman and Chief Executive Officer are separate;

•	The Board has established and follows robust corporate governance guidelines;

•	Nine of the ten members of the Board (90%) are independent;

•	The Audit Committee, Compensation Committee, Governance Committee and Science & Technology Committee are all composed solely of independent directors;

•	Our independent directors meet regularly in executive session both at the Board and Board committee levels; and

•
Our directors as a group possess a broad range of skills and experience sufficient to provide the leadership and strategic direction the Company requires as it seeks to enhance long-term value for shareholders.

BOARD RISK OVERSIGHT
The entire Board is responsible for overall oversight of the Company's risk management processes. Specific risk management oversight responsibilities have been allocated to each of the Board's committees depending on the nature of the risk and the mandate of the respective committee. For example, the Audit Committee, pursuant to its charter, discusses the Company's financial risk assessment and risk management policies with Company management, Internal Audit, legal counsel and the independent registered public accountant periodically and no less than at least once per year. The Compensation Committee reviews the Company's compensation program to ensure economic incentives lead to decisions that are in the best long-term interests of our shareholders. The Science & Technology Committee reviews risk management related to research and development of new products. Company management furnishes information regarding risk management as requested by the Board.
COMPENSATION RISK ASSESSMENT
Through our executive compensation program, the Company seeks to drive shareholder value by providing incentives believed to strike the appropriate balance between risk and reward. At the direction of the Compensation Committee, the Company again, in late 2012, conducted a compensation risk assessment via a committee consisting of senior representatives from finance, legal, human resources, Internal Audit and operations as well as the Compensation Committee's independent compensation consultant (the "Compensation Risk Committee"). The Compensation Risk Committee reviewed the following categories of compensation-related risk:

• Strategic/Financial Risk	• Equity Compensation Risk
• Cultural/Ethics Risk	• Performance Measurement Risk
• Governance Risk	• Risk Management
• Pay-Mix Risk
The Compensation Risk Committee reviewed information regarding our management and non-management compensation programs and practices and addressed specific questions regarding each risk category. It reviewed information concerning our current pay practices, pay mix and benchmark information regarding performance metric prevalence as well as a summary of incentive plans currently in place at the Company. In conclusion, the Compensation Risk Committee determined that:

•	The risk level associated with our compensation programs is low and is consistent with the general risk tolerance of the Company;

•	Neither program design nor the magnitude of individual awards encourage inappropriate risk taking;

•
Program design provides a natural hedge against inappropriate risk taking for three reasons: (1) no single metric provides an inordinate amount of reward for achievement; (2) a number of the individual compensation metrics in the program balance or offset each other; and (3) the effective balance of short-term and long-term incentive compensation; and

•	Controls are in place to monitor both results and behavior (e.g., regular financial monitoring, Conduct Policy certification, Company principles that define expected behaviors, clawbacks, etc.).
Based on this analysis, which was discussed in detail with the Compensation Committee at its December 2012 meeting, as well as the Compensation Committee's understanding of our business and executive compensation program, it is the Compensation Committee's opinion that the Company's executive compensation program does not create incentives to take risks that are (1) inappropriate, (2) not well understood or (3) that would be reasonably likely to have a material adverse effect on the Company.
DIRECTOR COMPENSATION
The Company utilizes a combination of cash and stock-based incentive compensation to attract and retain qualified individuals to serve on the Board. The Company believes a meaningful portion of a director's compensation should be provided in shares of Common Stock and/or stock options. Non-employee directors are expected to own, at a minimum, shares equivalent to five times the annual cash retainer with five years allowed to achieve the required ownership level. At December 31, 2012, all directors met the share ownership requirement given their respective tenure with the Board.
Directors who are employed by the Company, currently only Mr. Sachdev, receive no compensation or fees for serving as a director or for attending Board or committee meetings. Directors who are not employed by the Company receive cash and stock compensation, as described below.
The Governance Committee regularly reviews the compensation paid to directors and retains the services of Total Rewards Strategies, the same independent national compensation consulting firm used by the Compensation Committee to analyze executive compensation, to conduct a periodic director compensation analysis using the same comparator group companies used for analysis of executive compensation as described under "Compensation Discussion and Analysis - Comparator Group" on page 23 of this proxy statement. In recommending director compensation levels, the Governance Committee also considers the significant amount of time directors expend in fulfilling their duties to the Company as well as the experience and skill level required by the Company of members of the Board. Any changes to compensation require approval by the entire Board. Executives of the Company do not have a substantive role in setting director compensation, but certain executives, including the President and Chief Executive Officer, the Senior Vice President, General Counsel and Secretary and the Vice President, Human Resources, at the request of the Governance Committee, assist in supporting the work of Total Rewards Strategies in developing compensation proposals for consideration by the Governance Committee.
In September 2012, based on the annual director compensation analysis noted above, the Board approved several changes to its compensation, effective as of January 1, 2013, to keep director compensation in line with evolving market practices and the Comparator Group as described under "Compensation Discussion and Analysis - Comparator Group" on page 23 of this proxy statement. The column below titled "Amount of Compensation - 2012" reflects director compensation for 2012. The column below titled "Amount of Compensation - 2013" reflects director compensation beginning January 1, 2013.

Compensation Component	Amount of Compensation
	2012	2013
Annual Cash Retainer	$50,000 (1)	$80,000 (1)
Board Meeting Fees	$3,000 Per Meeting in Person	None Unless Meetings in Excess of 9 Per Year, then $2,000 Per Meeting
$1,500 Per Meeting by Phone
Audit Committee Meeting Fees	$2,000 Per Meeting in Person	None Unless Meetings in Excess of 9 Per Year, then $1,000 Per Meeting
$1,000 Per Meeting by Phone
Other Committee Meeting Fees	$1,000 Per Meeting in Person	None Unless Meetings in Excess of 9 Per Year, then $1,000 Per Meeting
$500 Per Meeting by Phone
Annual Stock Option Grant	10,000 Options (2)	Options Valued at $126,000 (3)
Annual Stock Grant	1,200 Shares (4)	None
Annual Restricted Stock Unit ("RSU") Grant	None	RSUs Valued at $84,000 (3)
Audit Committee Chairman Compensation	$4,000 Per Meeting in Person	$20,000 Additional Annual Retainer
$2,000 Per Meeting by Phone
Other Committee Chairman Compensation	$2,000 Per Meeting in Person	$10,000 Additional Annual Retainer
$1,000 Per Meeting by Phone
Board Chairman Compensation	$60,000 Additional Annual Retainer	$60,000 Additional Annual Retainer
New Director Initial Option Grant	20,000 Options (5)	Options Valued at $160,000 (5)

(1)	Annual retainer is split into two equal payments, each for six months of service.

(2)
Prior to 2013, eligible directors serving on the Board on the day after any annual meeting of shareholders, who served on the Board for at least six months prior to such meeting, were granted stock options to acquire 10,000 shares of Common Stock on such date.

(3)
Each non-employee director is granted stock options valued at $126,000 and RSUs valued at $84,000 on or about January 1 of each year. On January 2, 2013, such values represented 6,800 shares of Common Stock and 1,120 RSUs, respectively.

(4)	Prior to 2013, each non-employee director was granted 1,200 shares of Common Stock on or about January 1 of each year.

(5)	Newly elected directors were/are granted this number/amount of options on or about the date of his or her initial election/appointment to the Board.
With respect to all stock options awarded during 2012, the option exercise price per share is equal to the fair market value, or the closing price, of a share of Common Stock on the date the option is granted. No option will vest or may be exercised to any extent until the holder has continually served as a director for at least three months from the date of grant, provided that such options will vest and become exercisable upon termination of service by reason of death, disability or retirement, subject to the terms and conditions of the LTIP. The options expire ten years from the date of grant.
The following table provides information relating to total compensation amounts paid to non-employee directors in 2012. Directors are also reimbursed for travel and related expenses incurred to attend meetings. Such amounts are not reflected in the table.
Director Compensation for 2012

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3) (4)	All Other Compensation ($) (5)	Total ($)
Rebecca M. Bergman	78,000	76,164	189,292	960	344,416
George M. Church	73,500	76,164	189,292	960	339,916
David C. Harvey	30,500	76,164	—	960	107,624
Michael L. Marberry	32,500	—	154,145	—	186,645
W. Lee McCollum	92,000	76,164	189,292	960	358,416
Avi M. Nash	73,000	76,164	189,292	960	339,416
Steven M. Paul	78,500	76,164	189,292	960	344,916
J. Pedro Reinhard	80,000	76,164	189,292	960	346,416
D. Dean Spatz	80,000	76,164	189,292	960	346,416
Barrett A. Toan	134,000	76,164	189,292	960	400,416

(1)
Represents payments for the annual retainer, meeting attendance and Chairman retainer. For 2012, each non-employee director earned the following cash fees: Ms. Bergman - $50,000 annual retainer, $18,000 for Board meeting fees and $10,000 for committee meeting fees; Dr. Church - $50,000 annual retainer, $16,500 for Board meeting fees and $7,000 for committee meeting fees; Dr. Harvey - $25,000 six-month retainer, $4,500 for Board meeting fees and $1,000 for committee meeting fees; Mr. Marberry - $25,000 six-month retainer, $6,000 for Board meeting fees and $1,500 for committee meeting fees; Mr. McCollum - $50,000 annual retainer, $18,000 for Board meeting fees and $24,000 for committee meeting fees; Mr.

Nash - $50,000 annual retainer, $15,000 for Board meeting fees and $8,000 for committee meeting fees; Dr. Paul - $50,000 annual retainer, $16,500 for Board meeting fees and $12,000 for committee meeting fees; Mr. Reinhard - $50,000 annual retainer, $18,000 for Board meeting fees and $12,000 for committee meeting fees; Mr. Spatz - $50,000 annual retainer, $18,000 for Board meeting fees and $12,000 for committee meeting fees; and Mr. Toan - $50,000 annual retainer, $18,000 for Board meeting fees, $6,000 for committee meeting fees and $60,000 Chairman retainer.

(2)
Represents the aggregate grant date fair value of Common Stock grants computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation ("FASB ASC Topic 718"). On January 3, 2012, each non-employee director as of that date received 1,200 shares of Common Stock under the LTIP with a grant date fair value of $76,164. Such shares were fully vested on issuance. There are no unvested stock awards outstanding as of the end of 2012 for any of the directors. Mr. Marberry did not become a director until September 2012 and did not receive a Common Stock grant.

(3)
Represents the aggregate grant date fair value of stock option awards, before reflecting assumed forfeitures, over the requisite service period, computed in accordance with FASB ASC Topic 718. On May 2, 2012, each non-employee director re-elected at the 2012 Annual Meeting received options to acquire 10,000 shares of Common Stock under the LTIP with a grant date fair value of $189,292. Dr. Harvey retired from the Board at the 2012 Annual Meeting and did not receive an option award. On September 18, 2012, Mr. Marberry received options to acquire 7,880 shares of Common Stock under the LTIP with a grant date fair value of $154,145. The Board elected to compensate Mr. Marberry under the new compensation structure with respect to his initial option grant.

(4)
As of December 31, 2012, each director had the following number of stock options outstanding: Ms. Bergman - 60,000; Dr. Church - 50,000; Dr. Harvey - 95,000; Mr. Marberry - 7,880; Mr. McCollum - 88,000; Mr. Nash - 60,000; Dr. Paul - 70,000; Mr. Reinhard - 96,000; Mr. Spatz - 54,000; and Mr. Toan - 96,000.

(5)	Represents dividends earned on Common Stock grants made during 2012.
SHAREHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS
Shareholders can communicate directly with the Board, any individual member of the Board or any of its committees by mailing correspondence to:
Board of Directors – Sigma-Aldrich Corporation
P.O. Box 775544
St. Louis, MO 63177
USA
All communications received will be opened for the sole purpose of determining whether the contents are a message to the directors. Any communications not in the nature of advertising or promotions of a product or service will be promptly forwarded to the appropriate party.
SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL BENEFICIAL OWNERS
Directors and Executive Officers
The following table sets forth the beneficial ownership of Common Stock as of the Record Date for each director and nominee for director, each Named Executive Officer and for all directors (including nominees) and executive officers of the Company as a group. The address of each person listed below is Sigma-Aldrich Corporation, 3050 Spruce Street, St. Louis, MO 63103.

Name of Beneficial Owner	Company Position	Common Stock (#) (1)	Stock Options Exercisable as of the Record Date or Within 60 Days Thereof (#)	Total Stock and Stock-Based Holdings (#)	Percent of Class (%)
Rebecca M. Bergman	Director	4,800	60,000	64,800	<1
Jan A. Bertsch	Executive Vice President, CFO and Treasurer	1,768	20,500	22,268	<1
George M. Church	Director	3,600	50,000	53,600	<1
Gilles A. Cottier	Executive Vice President and President, SAFC Commercial	20,183	144,819	165,002	<1
Michael L. Marberry	Director	—	7,880	7,880	<1
W. Lee McCollum	Director	11,400	88,000	99,400	<1
George L. Miller	Senior Vice President, General Counsel and Secretary	6,057	30,569	36,626	<1
Avi M. Nash	Director	19,100	60,000	79,100	<1
Steven M. Paul	Director	7,200	70,000	77,200	<1
J. Pedro Reinhard	Director	16,537	96,000	112,537	<1
Kirk A. Richter	Former Vice President, Treasurer and Interim CFO	77,834	53,650	131,484	<1
Rakesh Sachdev	President and CEO	21,511	176,360	197,871	<1
D. Dean Spatz	Director	58,583	50,000	108,583	<1
David A. Smoller	Former Chief Scientific Officer	9,401	5,778	15,179	<1
Barrett A. Toan	Chairman	28,400	88,000	116,400	<1
Franklin D. Wicks	Executive Vice President and President, Applied	27,823	122,819	150,642	<1
Other Section 16 Officers as a Group (4 persons)	N/A	42,986	159,651	202,637	<1
All Directors and Executive Officers as a Group – (18 persons) (2)	N/A	269,948	1,224,598	1,494,546	1.24

(1)
Includes shares held directly or in joint tenancy, shares held in trust, by broker, bank or nominee or other indirect means, including Common Stock units in the 401(k) Plan, and over which the individual or member of the group has sole voting or shared voting and/or investment power. Each individual or member of the group has sole voting and/or investment power with respect to the shares shown in the table above, except as follows: Barrett A. Toan shares voting and investment power with respect to 3,200 of the 28,400 shares listed above for Mr. Toan; Franklin D. Wicks shares voting and investment power with respect to all of the shares listed above for Dr. Wicks; and Michael F. Kanan, Vice President and Corporate Controller, shares voting and investment power with respect to 3,087 of the 4,990 shares beneficially owned by Mr. Kanan and reflected in the "All Director and Executive Officers as a Group" row.

(2)	Totals do not include shares or options held by Kirk A. Richter or David A. Smoller as neither were officers of the Company as of the Record Date.
Principal Beneficial Owners
The following table sets forth information for shareholders that, to the knowledge of the Company, beneficially owned more than five percent (5%) of the Outstanding Shares. Unless otherwise indicated, (1) the table below contains information as of the Record Date and (2) the Company believes each of the entities listed below has sole voting and investing power with respect to all the shares of Common Stock indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
State Farm Mutual Automobile Insurance Company and related entities One State Farm Plaza Bloomington, IL 61710	14,088,537 (1)	11.71
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	8,082,331 (2)	6.72
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,362,714 (3)	5.29
The Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, NY 10286	6,197,706 (4)	5.15
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	6,050,906 (5)	5.03

(1)
As set forth in such company's Schedule 13G/A, filed on February 8, 2013, State Farm Mutual Automobile Insurance Company represents shares owned by such entity and entities affiliated with such entity, including State Farm Life Insurance Company, State Farm Fire and Casualty Company, State Farm Investment Management Corp., State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. The filing indicates that such entities, along with State Farm International Life Insurance Company Ltd. and State Farm Mutual Fund Trust, may constitute a group but states that each person disclaims beneficial ownership as to all shares not specifically attributed to such entity in the filing and disclaims that it is part of a group. State Farm Mutual Automobile Insurance Company and related entities report (i) sole voting power over 14,033,160 shares, (ii) shared voting power over 55,350 shares, (iii) sole dispositive power over 14,033,160 shares and (iv) shared dispositive power over 55,350 shares; including for State Farm Mutual Automobile Insurance Company, sole voting power over 6,598,560 shares, shared voting power over 30,296 shares, sole dispositive power over 6,598,560 shares and shared dispositive power over 30,296 shares; for State Farm Life Insurance Company, sole voting power over 456,600 shares, shared voting power over 6,769 shares, sole dispositive power over 456,600 shares and shared dispositive power over 6,769 shares; for State Farm Fire and Casualty Company, sole voting power over 0 shares, shared voting power over 3,974 shares, sole dispositive power over 0 shares and shared dispositive power over 3,974 shares; for State Farm Investment Management Corp., sole voting power over 3,241,000 shares, shared voting power over 10,389 shares, sole dispositive power over 3,241,000 shares and shared dispositive power over 10,389 shares; for State Farm Insurance Companies Employee Retirement Trust, sole voting power over 1,328,400 shares, shared voting power over 3,949 shares, sole dispositive power over 1,328,400 shares and shared dispositive power over 3,949 shares; and for State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees, sole voting power over 2,408,600 shares, shared voting power over 0 shares, sole dispositive power over 2,408,600 shares and shared dispositive power over 0 shares.

(2)
As set forth in such company’s Schedule 13G/A, filed on February 12, 2013, The Vanguard Group, Inc. ("Vanguard"), reports (i) sole voting power over 213,365 shares, (ii) shared voting power over 0 shares, (iii) sole dispositive power over 7,882,566 shares and (iv) shared dispositive power over 199,765 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 169,465 shares as a result of serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 74,200 shares as a result of serving as investment manager of Australian investment offerings.

(3)
As set forth in such company's Schedule 13G, filed on January 30, 2013, BlackRock, Inc., on behalf of its subsidiaries BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Limited, BlackRock Life Limited, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd. and BlackRock Investment Management (UK) Limited, reports sole voting and dispositive power over these shares.

(4)
As set forth in such company's Schedule 13G, filed on February 4, 2013, The Bank of New York Mellon Corporation, on behalf of itself and its subsidiaries The Bank of New York Mellon, BNY Mellon, National Association, BNY Mellon Trust of Delaware, The Dreyfus Corporation, Lockwood Advisors, Inc., Mellon Capital Management Corporation, Walter Scott & Partners Limited, MBSC Securities Corporation, Pershing LLC, B.N.Y. Holdings (Delaware) Corporation, MBC Investments Corporation, BNY Mellon Investment Management Holdings LLC, Mellon International Holdings S.A.R.L., BNY Mellon International Asset Management Group Limited and Pershing Group LLC, reports (i) sole voting power over 4,787,091 shares, (ii) shared voting power over 11,941 shares, (iii) sole dispositive power over 5,811,902 shares and (iv) shared dispositive power over 10,789 shares.

(5)
As set forth in such company's Schedule 13G, filed on February 12, 2013, State Street Corporation, on behalf of its subsidiaries State Street Global Advisors France S.A., State Street Bank and Trust Company, SSGA Funds Management, Inc, State Street Global Advisors Limited, State Street Global Advisors Ltd, State Street Global Advisors, Australia Limited, State Street Global Advisors Japan Co., Ltd. and State Street Global Advisors, Asia Limited, reports shared voting and dispositive power over these shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that the Company's executive officers and directors and persons who beneficially own more than ten percent of the Outstanding Shares, file reports of ownership and changes in ownership with the SEC and any national securities exchange on which the Company's securities are listed and furnish the Company with copies of all Section 16(a) reports so filed. Specific due dates for these reports have been established by the SEC, and the Company is required to report in this proxy statement any known failure to file by these dates during 2012.
Based solely on a review of these reports filed with the SEC and certain written representations furnished to the Company,

the Company believes all reporting persons made all filings required by Section 16(a) of the Exchange Act on a timely basis during 2012 except as described below.

•
An amendment to a Form 4 for Steven M. Paul, a director, was filed 14 days late to correct the amount of securities beneficially owned following the reported transaction (Column 5 of Table I). The original Form 4 for Dr. Paul, reporting a single transaction, was filed timely.

•	One Form 4 for Franklin D. Wicks, Executive Vice President and President, Applied, reporting five transactions was filed one day late with respect to one of the five reported transactions.

•
One Form 4 for Karen J. Miller, Senior Vice President, Corporate Development and Communications, reporting seven transactions was filed one day late with respect to one of the seven reported transactions.

•
One Form 4 for Gilles A. Cottier, Executive Vice President and President, SAFC Commercial, reporting six transactions was filed one day late with respect to one of the six reported transactions. The same Form 4 was later amended to correct the amount of securities beneficially owned following the reported transaction (Column 5 of Table I).

•
One Form 4 for Kirk A. Richter, Former Vice President, Treasurer and Interim Chief Financial Officer, reporting seven transactions was filed one day late with respect to one of the seven reported transactions.

•
One Form 4 for Michael F. Kanan, Vice President and Corporate Controller, reporting three transactions was filed one day late with respect to one of the three reported transactions. A Form 5 for Mr. Kanan was filed representing 15 transactions occurring between March 2010 and December 2012. The transactions were all acquisitions of Common Stock pursuant to reinvested dividends on Common Stock held by Mr. Kanan at two different brokers. Until recently, Mr. Kanan did not realize dividends were being automatically reinvested on the shares held at these accounts. A total of approximately 25 shares of Common Stock was acquired by Mr. Kanan pursuant to these transaction.

•	One Form 4 for Douglas W. Rau, Vice President, Human Resources, reporting three transactions was filed one day late with respect to one of the three reported transactions.

•	One Form 4 for Jan A. Bertsch, Executive Vice President, Chief Financial Officer and Treasurer, reporting one transaction was filed late.
All of the foregoing late filings occurred due to administrative oversight and/or filing software malfunction.
Prohibition of Short Selling and Derivative Trading
Pursuant to the Conduct Policy, both employees and directors are prohibited from short selling shares of Common Stock or any other Company securities. Short selling means selling stock or other securities not owned by the seller at the time of the sale. Short sales are typically undertaken when the seller expects the price of the security being sold to decline in the future. The Conduct Policy also prohibits employees and directors from trading in derivatives of Company securities, including market options (e.g., "puts" and "calls" for Common Stock).
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2012, about Common Stock which may be issued under the Company's equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (#) (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) ($) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c) (#) (3)
Equity compensation plans approved by security holders	3,898,418	47.03	1,926,209
Equity compensation plans not approved by security holders	—	—	—
Total	3,898,418	N/A	1,926,209

(1)
Includes: (i) shares to be issued upon the exercise of outstanding stock options granted under the LTIP – 3,333,529 and the Sigma-Aldrich Corporation Share Option Plan of 2000 (the "Share Option Plan") – 8,000, prior to the effective termination of such Plan in 2003; (ii) shares to be issued upon the vesting of outstanding restricted stock units ("RSUs") under the LTIP – 50,000; (iii) shares to be issued upon the vesting of the stock portion of the target 2010-2012 Performance Share awards under the LTIP – 107,323 shares; (iv) shares to be issued upon the vesting of the target 2011-2013 Performance Share awards under the LTIP – 192,623; and (v) shares to be issued upon the vesting of the target 2012-2014 Performance Share awards under the LTIP – 206,943. The termination of the Share Option Plan does not impact the validity of any outstanding stock options granted under such plan prior to termination. As of the last day of 2012, there were no outstanding (a) warrants or rights under the LTIP and (b) warrants, rights or RSUs under the Share Option Plan. The number of shares attributable to the 2010-2012 Performance Share awards under the LTIP overstates expected Common Stock dilution as actual payouts were 58 percent of the target level for such awards.

(2)	This value does not take into account any of the RSUs or Performance Share awards discussed in Note 1 above.

(3)
Includes shares available for issuance under the LTIP. Of the 11,000,000 shares originally available for issuance under the LTIP (as increased by forfeitures under the Share Option Plan and other predecessor equity compensation plans), all can be issued as full-value awards.

AGENDA ITEM II.
RATIFICATION OF APPOINTMENT OF KPMG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR 2013
The Audit Committee has appointed KPMG as independent registered public accountant to conduct the annual audit of the Company's financial statements and internal controls over financial reporting for the fiscal year ending December 31, 2013 and the Board has further directed that management submit the appointment of the Company's independent registered public accountant for ratification by the shareholders. Although action by the shareholders in this matter is not required by the By-laws or otherwise, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the important role played by the independent registered public accountant in maintaining the integrity of the Company's financial controls and reporting. If the shareholders fail to ratify the selection, the Audit Committee will investigate the reasons for shareholder rejection and consider whether or not to retain KPMG. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different firm at any time during the year if the Audit Committee determines such a change would be in the best interests of the Company and its shareholders.
Representatives of KPMG are expected to be present at the Meeting, will have the opportunity to make a statement if they wish to do so and are expected to be available to respond to appropriate questions.
THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR 2013.
REPORT OF AUDIT COMMITTEE
To the Board of Directors of Sigma-Aldrich Corporation:
We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2012.
Management is responsible for the Company's financial reporting process including its system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent registered public accountant is responsible for auditing those financial statements and internal controls over financial reporting. We have monitored and reviewed the Company's financial reporting process and in doing, we have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accountant included in their report on the Company's financial statements and internal controls over financial reporting. Management has represented to us that the Company maintains appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations and that the Company's financial statements are presented in accordance with generally accepted accounting principles in the United States of America. The independent registered public accountant has represented to us that the audit of the Company's financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and that the Company's independent registered public accountant is in fact "independent."
We received periodic reports on the evaluation of and provided oversight and advice to management in its documentation, testing and evaluation of the Company's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. In connection with this oversight, we received periodic updates provided by management and the independent registered public accountant at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with and the Audit Committee reviewed a report on the effectiveness of the Company's internal control over financial reporting. We will continue to oversee the Company's efforts related to its internal control over financial reporting and management's preparations for the evaluation in 2013.
We have discussed with the independent registered public accountant the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the PCAOB in Rule 3200T.
We have received and reviewed the written disclosures and the letter from the independent registered public accountant required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and have discussed with the independent registered public accountant their independence.

We have also considered whether the provision of services by our independent registered public accountant not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company's Quarterly Reports on Forms 10-Q in 2012 is compatible with maintaining the independence of our independent registered public accountant.
Based upon the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in its charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

AUDIT COMMITTEE

W. Lee McCollum, Chairman Rebecca M. Bergman Michael L. Marberry Avi M. Nash
AUDIT FIRM FEE SUMMARY
During 2012 and 2011, the Company retained its independent registered public accountant, KPMG, to provide the following services and for the amounts stated below:

Type of Fees	2012 ($)	2011 ($)
Audit Fees	2,920,000	2,622,000
Audit-Related Fees (1)	59,000	85,000
Tax Fees (2)	53,000	47,000
All Other Fees	—	—
Total	3,032,000	2,754,000

(1)	Relates to fees for audits of the Company's employee benefit plans and other audit-related services.

(2)	Relates primarily to fees for tax compliance services.
Audit fees primarily represent the cost for the audit of the Company's annual financial statements and internal control, reviews of the Company's interim financial information and statutory audits at certain non-U.S. locations.
In connection with the audit of the 2012 financial statements, the Company entered into an engagement agreement with KPMG which set forth the terms by which KPMG performed audit services for the Company. The Audit Committee pre- approves all fees paid to KPMG prior to the commencement of services with one exception. Management has authority to expend up to $50,000 with KPMG for audit services without prior Audit Committee approval, but such action is subject to later ratification by the Audit Committee. All of the fees incurred in 2012 and 2011 were either pre-approved or later ratified by the Audit Committee. The Audit Committee has considered whether the provision of non-audit services by the Company’s independent registered public accountant is compatible with maintaining auditor independence.
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Our executive compensation program is based on our pay-for-performance philosophy and designed to ensure that our compensation plans work to maximize long-term shareholder value by appropriately incentivizing and retaining our executive team to meet and exceed both our long-term strategic and annual operating plans.
2012 Business Highlights
Key 2012 financial results were as follows:

•
Operating income was $659 million, an increase of $12 million or 2% compared to 2011. Excluding the impact of changes in foreign currency exchange rates, operating income would have been $697 million or an increase of 8% compared to 2011.

•
Diluted earnings per share ("EPS") was $3.77, an increase of $0.05 or 1% compared to 2011. Excluding the impact of changes in foreign currency exchange rates, diluted EPS would have been $3.99 or an increase of 7% compared to 2011.

•
Free cash flow was $453 million, an increase of $62 million or 16% compared to 2011. Free cash flow was calculated as net cash provided by operating activities of $567 million less capital expenditures of $114 million.

•
Sales were $2,623 million, an increase of $118 million or 5% compared to 2011. Excluding the impact of changes in foreign currency exchange rates, which decreased sales by 3% and acquisitions which increased sales by 5%, sales increased organically by 3% compared to 2011. For a discussion of the Company's use of non-GAAP financial measures, see page 19 of the Company's Annual Report on Form 10-K for the year ended December 31, 2012 under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures."

Based on the foregoing financial results, the annual cash bonus component of our executive compensation program paid between the threshold and target levels as more fully explained on page 24.
Achievement of goals related to the Performance Share component of the LTIP resulted in a payout between the threshold and target levels as more fully explained on page 28. This was based on exceeding the target level for one of the two performance measures, return on equity, and not meeting the threshold level for the other measure, sales growth.
2012 Compensation Plan Highlights
The design of our executive compensation program for 2012 was generally consistent with the design of our 2011 program. We made several enhancements in 2012 to further drive our pay-for-performance philosophy, combined with our ongoing use of many best practices, to align executive compensation and shareholder value creation. The following table highlights these enhancements:

Practices Consistent with 2011 Program	Changes Made for 2012
• Pay-for-performance philosophy
• Pay positioning philosophy relative to the Comparator Group (as defined in the Executive Summary and explained below) and mix of base salary and annual and long-term incentive compensation
• Annual incentive compensation metrics
• Change-in-control agreements maintain best practice features (e.g., double-trigger severance, less than three times base salary and target bonus, no tax gross-up, no enhanced welfare or retirement benefits)
• Compensation risk assessment
• Financial Restatement Policy extends clawback provision to any financial restatement, regardless of wrongdoing; clawback provisions included in all equity awards
• Use of tally sheets
• Share ownership requirement for management and directors
• Limited perquisites

• Added Relative Total Shareholder Return as metric to Performance Share awards to better align with shareholders
• Reviewed and expanded the Comparator Group to provide more representative pay comparisons

The elements of compensation for the Named Executive Officers are intended to attract and retain a high caliber of executive talent, align incentives with shareholder interests and support our pay-for-performance philosophy. The following table summarizes each of the three main elements of our executive compensation program:

Pay Element	Business Purpose	Key Features	2012 Actions
Base Salary	Attract and retain high quality executives needed to lead our complex global business
Fixed cash amount

Median of Comparator Group used as reference point

Other factors considered in determining base salary for individual executives:
• responsibilities
• individual performance
• internal pay equity
• compensation history
• potential
Salaries adjusted to reflect individual performance and added responsibilities as well as the competitive marketplace
Annual Bonus	Motivate and reward achievement of annual financial and individual performance targets set in conjunction with annual business planning process Attract and retain key executives
Cash award paid after year end

Median of Comparator Group used as reference point for target opportunity

Other factors considered in determining target opportunity for individual executive:
• responsibilities
• individual performance
• internal pay equity
Raised threshold, target and maximum performance goals for operating income, free cash flow and adjusted EPS Adjusted sales growth to drive enhanced performance
Long-Term Incentive (Stock Options and Performance Shares)
Motivate and reward executive achievement of long-term financial targets in support of long-term strategic plan

Attract and retain key executives

Incentivize executives to create long-term shareholder value by offering opportunities to benefit from stock appreciation through stock ownership

Align executives’ interests with those of shareholders

Combination of stock options and Performance Shares provides balance between share price appreciation and long-term operating results using three-year performance and vesting periods

Median of Comparator Group used as reference point for target opportunity

Other factors considered in determining target opportunity for individual executive:
• responsibilities
• individual performance
• internal pay equity
• potential
• retention risk

Added Relative Total Shareholder Return as metric to provide better alignment with Shareholder value creation; adjusted 3-year average sales growth goal to better reflect current economic environment; return on equity goals maintained

Expanded stock option participation to an additional 30 executives with half their target LTIP value delivered in Performance Shares and half in stock options to provide better alignment with long-term shareholder value creation

Our executive compensation program has evolved in a manner consistent with current best practices. The LTIP does not allow repricing or replacing underwater stock options or stock appreciation rights without shareholder approval which we have never sought. We do not provide our executives excessive perquisites and we do not provide any tax gross-ups on the limited perquisites we do offer. Our change-in-control ("CIC") agreements do not provide for payments of more than three times base salary plus targeted bonus and do not provide for severance payments without involuntary job loss or substantial diminution of duties (i.e., double-trigger). Our CIC agreements do not provide gross-ups or modified gross-ups on CIC severance payments or extended welfare and retirement benefits. Our definition of CIC is in line with market practice and applies to all equity awards, not just those of executives. We do not guarantee annual or multi-year incentive awards and do not pay dividends on unvested Performance Shares or RSUs. Consistent with the Compensation Committee’s pay-for-performance philosophy, annual cash bonus and long-term incentive payments can exceed target levels only if overall Company financial targets are exceeded and will fall below target levels or be eliminated if overall financial goals are not achieved. We believe our executive compensation program appropriately utilizes many best practices in line with our overall pay-for-performance philosophy and is aligned with the interests of our shareholders.
Role of Compensation Committee
The Compensation Committee has responsibility for establishing and monitoring adherence to the Company's compensation philosophies and objectives. The Compensation Committee is charged with monitoring the total compensation paid to each of the Named Executive Officers to ensure that compensation is fair, reasonable and competitive. The Compensation Committee makes all compensation decisions for our executive officers and reviews the performance of our President and

Chief Executive Officer (the "CEO"). A description of the Compensation Committee's role in setting executive compensation is included on page 9 under "Directors Meetings and Committees – Compensation Committee" and in its Charter which is published on the Company's website, www.sigmaaldrich.com, under "Investor Relations – Corporate Governance." Information on the Company's website is not incorporated by reference.
Role of Independent Consultant to the Compensation Committee
The Compensation Committee retains the services of Total Rewards Strategies, an independent national compensation consulting firm (the "Consultant"), to collect benchmark data and analyze the executive compensation and related data of direct competitors and a broader group of companies in the chemical, life science and high technology industries (the "Comparator Group"). Based on the six conflict of interest factors set forth in the new NASDAQ listing standards, the Compensation Committee reviewed and affirmed the Consultant has no conflicts of interest. The Consultant provides the Compensation Committee with information on compensation trends and practices as well as alternatives for the Compensation Committee’s consideration when making compensation decisions. The Consultant also provides opinions on compensation recommendations the Compensation Committee receives from management. The Consultant was present at all of the Compensation Committee’s meetings in 2012. In addition to executive compensation consulting services, the Consultant also provided director compensation consulting services to the Corporate Governance Committee of the Board, which is responsible for setting director pay, but did not provide any other services to the Company.
Role of Management in Compensation Decisions
Management provides recommendations to the Compensation Committee through the CEO and the Vice President of Human Resources regarding compensation strategy, plan design and implementation. Management uses Comparator Group data provided by the Consultant in making these recommendations. The CEO annually reviews the performance of our executive officers and presents individual compensation recommendations for these officers to the Compensation Committee for approval. The Compensation Committee exercises its discretion in accepting, modifying or disregarding these recommendations.
Executive Compensation Philosophy and Objectives
We seek to maintain an executive compensation program designed to attract, retain, motivate and reward executives capable of achieving and exceeding challenging business objectives approved by the Board to best deliver sustainable long-term shareholder value through profitable growth of the Company in the complex and competitive global chemical, life science and high technology industries in which we operate. In establishing and overseeing our pay-for-performance philosophy, the Compensation Committee establishes short- and long-term financial and operating performance goals consistent with our strategic plans. The Compensation Committee believes compensation paid to executives should be closely aligned with these performance goals, and that a significant portion of compensation should be directly related to factors that influence shareholder value, thereby aligning compensation with our shareholders’ interest.
Committee Consideration of the Company’s 2012 Shareholder Advisory Vote on Executive Compensation
At our 2012 annual meeting of shareholders, 98% of voted shares approved, on an advisory basis, the compensation of the Named Executive Officers, thus ratifying our pay-for-performance philosophy and balanced compensation approach. No specific component of our 2012 executive compensation program was altered based upon this high passage rate. However, the Compensation Committee will continue to monitor shareholder feedback each year as it reviews and establishes future executive compensation plans and determines awards for the Named Executive Officers.
Comparator Group
We use the Comparator Group as a reference for our executive compensation program. The Compensation Committee believes the Comparator Group is representative of the labor market from which we recruit executive talent. Factors used to select Comparator Group companies include industry segment, revenue, profitability, number of employees, and market capitalization. The Compensation Committee reviews the make-up of the Comparator Group annually. In February 2012, the Compensation Committee approved the Comparator Group for 2012. All companies previously in the Comparator Group were retained, with the exception of Beckman Coulter Inc. and Dionex Corporation, which were removed from the group due to mergers, and Affymetrix Inc. Seven companies were added to provide a better representation of companies with whom we compete including: Air Products & Chemicals, Airgas, Ashland, Covance, Ecolab, International Flavors & Fragrances and Techne.
Shown below is the Comparator Group for 2012:

Agilent Technologies, Inc.	Covance Inc.	PerkinElmer, Inc.
Air Products & Chemicals, Inc.	Ecolab Inc.	Qiagen
Airgas, Inc.	Int'l Flavors & Fragrances Inc.	Techne Corporation
Albemarle Corporation	Life Technologies Corporation	Thermo Fisher Scientific Inc.
Ashland Inc.	Lonza	VWR International
Bio Rad Laboratories, Inc.	Mettler-Toledo International Inc.	Waters Corporation
Charles River Laboratories Int'l, Inc	Pall Corporation
When considering the appropriateness of the Comparator Group, the Compensation Committee compared the financial results for the Company against those of the Comparator Group. The Committee again reviewed the appropriateness of the Comparator Group in September 2012 in preparation for 2013 pay decisions. As shown in the table below, among the Comparator Group, the Company placed between the 25th and 50th percentiles for sales and number of employees, but in the top quartile for net income and market capitalization. Market capitalization shown is as of August 31, 2012. Given these favorable comparisons, it is the Compensation Committee’s opinion that our use of the median compensation levels of the Comparator Group as reference points was reasonable and appropriate in determining compensation for the Named Executive Officers.

2011 Results for Comparator Group ($ in millions)
Comparator Group	Sales	Net Income	Market Capitalization	Number of Employees
25th Percentile	2,036	114	2,753	6,698
50th Percentile	2,829	258	5,026	10,449
75th Percentile	4,814	434	6,885	14,250
Sigma-Aldrich Corporation	2,505	457	8,577	8,300
Among other analyses presented, the Consultant provides the 50th percentile, or median, of the Comparator Group for each element of total compensation (base salary, annual cash bonus and long-term incentive compensation) as well as total overall compensation. The Compensation Committee uses the median as a reference point when determining compensation targets for each element of pay as well as total compensation. Actual target pay for an individual may be more or less than median based on the Compensation Committee's evaluation of the individual’s responsibilities, performance, internal pay equity, compensation history and potential.
Elements of Compensation
Elements of our executive compensation program and benefits package include:

•	base salary;

•	performance-based annual cash bonus opportunity;

•	performance-based long-term incentive compensation comprised of a combination of stock options and Performance Shares;

•	from time to time, grants of cash or time-based restricted stock to attract new executives or to retain current management;

•	comprehensive clawback policy covering both the annual cash bonus and long-term incentive awards that calls for recoupment in the event of financial restatement, regardless of culpability;

•
employee benefits, such as life, health and disability insurance benefits, a tax-qualified retirement savings plan (401(k)), a tax-qualified defined benefit pension plan and a non-qualified supplemental retirement plan;

•	a non-qualified, employee-funded deferred compensation plan;

•	limited perquisites consisting of an automobile allowance and executive physical;

•	a CIC agreement that provides a severance payment upon termination after a CIC but no tax gross-up; and

•	share ownership policy that requires all executives to hold Company stock with a market value equal to a certain multiple of their base salary.
Compensation Analysis
At least annually, the Compensation Committee is provided with a total compensation analysis (i.e., Tally Sheet) for each of our senior executives, including the Named Executive Officers, which provides the annual value of each element of compensation and benefits as well as the combined annual value of all compensation. The Compensation Committee uses these analyses as a reference point in monitoring the effectiveness of our executive compensation program, including whether the program reflects Company operating performance and is correlated to changes in total shareholder returns.
Each element of compensation is intended to achieve a specific purpose and to contribute to a total compensation package designed to be competitive, appropriately performance-based and valued by our executives. There is no pre-determined policy or target for allocating compensation among the various elements. The Compensation Committee reviews information provided by the Consultant and considers the Company’s historical pay practices to determine the appropriate level and mix of compensation. In allocating compensation among the various elements of our program, we believe the compensation of our most senior executives, including the Named Executive Officers who have the greatest ability to influence Company performance, should be predominately performance-based. The following table shows the portion of each of the Named Executive Officers' compensation for 2012 allocated to each of the three main elements of compensation – base salary, annual cash bonus and long-term incentive awards as well as the total performance-based compensation assuming a full year of participation and based on target levels of compensation:

2012 TARGET COMPENSATION MIX as Percent of Total Compensation (%)
	Base Salary	Annual Cash Bonus	Long-Term Incentives	Total Performance-Based Compensation
Rakesh Sachdev	18	18	64	82
Jan A. Bertsch	29	19	52	71
Kirk A. Richter	38	23	39	62
Franklin D. Wicks	28	18	54	72
Gilles A. Cottier	26	17	57	74
David A. Smoller	39	24	37	61
George L. Miller	41	18	41	59
The Compensation Committee reviews historic target and realized compensation for the Named Executive Officers in comparison to realized compensation for executives in the Comparator Group, considering the financial and stock performance of the Company and the Comparator Group. Total compensation delivered is considered in relation to actual Company performance with respect to revenue, net income and total shareholder return over a five-year period. Relative Company performance and total realized compensation are compared to that of the Comparator Group.
The Compensation Committee also analyzes our equity compensation practices in comparison to those of the Comparator Group considering market capitalization, net income and number of outstanding shares to ensure that our equity grants are appropriate relative to the Comparator Group and financial performance.
Base Salary. We provide executives with a base salary intended to attract and retain the quality executives needed to lead our complex, global businesses. In setting the base salaries of the Named Executive Officers, the median of the Comparator Group is used as a reference point, although responsibilities, individual performance, internal pay equity, compensation history and potential of the executive are also considered. The Compensation Committee reviews the base salaries of the Named Executive Officers annually and may make adjustments as appropriate.
The Compensation Committee increased salaries for each of the Named Executive Officers other than Ms. Bertsch, who started with the company in March 2012, effective as of January 29, 2012 as part of its annual compensation review process and in recognition of the contributions of each of the Named Executive Officers to the Company during the prior year. The base salary offer for Ms. Bertsch was developed taking into consideration the same factors as shown above except for individual performance. The following table provides annualized base salary information for each of the Named Executive Officers for 2012 and 2011:

Annualized Base Salaries ($)
	2012	2011
Rakesh Sachdev	800,000	700,000
Jan A. Bertsch (1)	450,000	N/A
Kirk A. Richter	300,000	290,000
Franklin D. Wicks	425,000	396,000
Gilles A. Cottier	375,000	341,000
David A. Smoller	322,000	310,000
George L. Miller (2)	350,000	N/A

(1)	Ms. Bertsch was hired effective March 5, 2012.

(2)	Mr. Miller did not become a Named Executive Officer until 2012.
Annual Cash Bonus. Our annual cash bonus is awarded pursuant to the Bonus Plan and is designed to provide incentives to achieve annual financial and operational performance targets set in conjunction with the annual business planning process. Shareholders re-approved the Bonus Plan in 2010 to maintain tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and to add a Bonus Plan re-payment/requirement, often called a "clawback" provision, which requires covered executives to repay bonus awards in certain situations where financial results are subsequently restated. The Compensation Committee determines target Bonus Plan awards for each executive annually after considering as a reference point the target awards provided to comparable executive positions in the Comparator Group. The Compensation Committee also considers the executive’s responsibilities and performance as well as internal pay equity.
The table below reflects the threshold, target and maximum Bonus Plan opportunity as a percent of base salary for each of the Named Executive Officers as established by the Compensation Committee:

2012 Bonus Plan Opportunity as Percent of Base Salary (%)
	Threshold Performance	Target Performance	Maximum Performance
Rakesh Sachdev	50.0	100.0	200.0
Jan A. Bertsch	32.5	65.0	130.0
Kirk A. Richter	30.0	60.0	120.0
Franklin D. Wicks	32.5	65.0	130.0
Gilles A. Cottier	32.5	65.0	130.0
David A. Smoller	30.0	60.0	120.0
George L. Miller	22.5	45.0	90.0
Performance targets for the Bonus Plan are linked directly to the annual business plans for the overall Company and business units where applicable. For our CEO and corporate function heads, 80% of the payout is based on total Company results with respect to adjusted operating income, free cash flow and organic sales growth with 20% based on adjusted EPS, subject to adjustments for individual performance. For our executives leading business units, 50% of the payout is based on total Company results with respect to adjusted operating income and free cash flow, 30% is based on business unit organic sales growth and 20% is based on certain business unit metrics and individual performance. Given the nature of our business, the Compensation Committee believes this allocation provides an appropriate balance among Company, business unit and individual accountability.
Bonus Plan performance metric definitions are shown below:

•
Adjusted operating income is a key accounting measure and broad-based performance measurement. The Compensation Committee used this metric to ensure business decisions were made in the best interests of our shareholders. The calculation excludes the impacts of restructuring and impairment charges, acquisition costs, significant, unusual or one-time expenses or gains and any material acquisitions made during the current year. All Named Executive Officers have adjusted operating income as a performance measure in their Bonus Plan award.

•
Free cash flow measures the Company's ability to generate cash. Free cash flow is important as it allows the Company to invest in its future and to pay dividends. We define free cash flow as net cash provided by operating activities less capital expenditures. All Named Executive Officers have free cash flow as a performance measure in their Bonus Plan award.

•	Organic sales growth demonstrates the Company's ability to grow the existing business without consideration of current year acquisitions and is a comparison of year-over-year sales. Organic sales growth is currency adjusted and excludes material acquisitions and divestitures made during the current year. For 2012, the organic sales growth goal for Messrs. Sachdev, Richter and Miller and Ms. Bertsch was based on overall Company results. For business unit executives, the organic sales growth goal was based on their specific business units as follows: for Drs. Wicks and Smoller – Research; and for Mr. Cottier – SAFC.

•
Adjusted EPS/business unit/individual objectives measure adjusted EPS performance for Messrs. Sachdev, Richter and Miller and Ms. Bertsch, the accomplishment of certain business unit metrics for Drs. Wicks and Smoller and Mr. Cottier and individual contributions for all executives. The Compensation Committee believes it is appropriate to encourage focus on particular goals specific to each business unit and individual. For the business units, payouts are capped at target unless adjusted EPS exceeds target. Individual objectives impact this portion of the cash bonus only if the established financial metrics are achieved and then, only negatively in the Compensation Committee's discretion (i.e., depending on the executive's performance against his or her individual objectives, the Compensation Committee can decrease this portion of the cash bonus). The calculation of adjusted EPS excludes the impacts of restructuring and impairment charges, acquisition costs, significant, unusual or one-time expenses or gains and any material acquisitions made during the current year.

The individual objectives for each of the Named Executive Officers were as follows:

•	Mr. Sachdev: Exceed Company’s overall financial goals established for the Bonus Plan and LTIP.

•	Ms. Bertsch: Provide leadership for the finance organization and strategic financial leadership to enable attainment of the Company's overall financial goals.

•	Mr. Richter: Provide interim leadership for the finance organization, enhance our investor relations program and provide leadership for finance initiatives.

•	Dr. Wicks: Lead Research business unit and achieve sales growth targets for strategic initiatives.

•	Mr. Cottier: Lead SAFC business unit and BioReliance to deliver targeted sales growth and profitability of certain sites withing SAFC and deliver on key projects.

•	Dr. Smoller: Provide leadership to the Company's scientific employees to drive longer-term growth through innovation, new product creation and acquisitions.

•	Mr. Miller: Optimize the Company's position with respect to legal, environmental, health and safety "EHS" risks facing the Company and lead the legal and EHS teams.
The Compensation Committee determines performance against such objectives based upon recommendations from the CEO.
In summary, for each of Messrs. Sachdev, Richter and Miller and Ms. Bertsch, the performance metrics and relative weighting of such metrics as a percent of the total cash bonus were as follows:

Metric Type	Specific Metric	Weighting (% of Total Cash Bonus)
Total Company Metrics	Adjusted Operating Income	40
	Free Cash Flow	10
	Organic Sales Growth	30
Adjusted EPS/Individual Objectives	Adjusted EPS	20
Total		100
For each of Drs. Wicks and Smoller, the performance metrics and relative weighting of such metrics as a percent of the total cash bonus were as follows:

Metric Type	Specific Metric	Weighting (% of Total Cash Bonus)
Total Company Metrics	Adjusted Operating Income	40
	Free Cash Flow	10
Business Unit/Individual Objectives	Research Organic Sales Growth	30
	Regional Adjusted Operating Income	10
	Cost Containment for Certain Sites within Research	10
Total		100
For Mr. Cottier, the performance metrics and relative weighting of such metrics as a percent of the total cash bonus were as follows:

Metric Type	Specific Metric	Weighting (% of Total Cash Bonus)
Total Company Metrics	Adjusted Operating Income	40
	Free Cash Flow	10
Business Unit/Individual Objectives	SAFC Organic Sales Growth	30
	Profitability of Certain Sites within SAFC	20
Total		100
Each of the performance metrics established for the Named Executive Officers represent significant drivers of financial performance for the Company. In the Compensation Committee's opinion, achieving these goals represents a significant, yet appropriate, challenge for the executives and their organizations. The performance metrics are weighted to reflect the Compensation Committee's determination of the importance of each and the vaIue their achievement can bring to our shareholders.
For our corporate-level executives, with respect to adjusted operating income, free cash flow and organic sales growth, the Compensation Committee established targets the accomplishment of which is intended to provide for a 100% payout for that particular metric. Targets at the corporate level for adjusted operating income, free cash flow and organic sales growth metrics in 2012 were $690 million, $415 million and 4.5%, respectively. In 2012, overall Company results for adjusted operating income, free cash flow and organic sales growth were $668 million, $453 million and 2.6%, respectively; resulting in a payout of 73%, 200% and 53%, respectively for each of these metrics for Messrs. Sachdev, Richter and Miller and Ms. Bertsch. Adjusted EPS was below target resulting in a below target payout for this metric. The payout for Mr. Richter was pro-rated based on his service during 2012. As noted above, the Compensation Committee may apply negative discretion to adjust awards with respect to accomplishment of individual objectives.
In addition to the corporate-level targets and results as shown above for adjusted operating income and free cash flow, which are also applicable for Drs. Wicks and Smoller and Mr. Cottier, the Compensation Committee established targets specific to Research for Research organic sales growth, regional adjusted operating income and cost containment for certain sites within Research. The Research organic sales growth result was at threshold resulting in a below target payout for Drs. Wicks and Smoller. Regional adjusted operating income results were below target and cost containment for certain sites within Research results were above target but the payout was capped at 100% because the Company did not exceed its adjusted EPS target resulting in a below target payout for Drs. Wicks and Smoller. The payout for Dr. Smoller was pro-rated based on his service during 2012. The Compensation Committee also established targets specific to SAFC for SAFC organic sales growth and profitability for certain sites within SAFC. The results for both metrics were below threshold resulting in no SAFC-specific payout to Mr. Cottier.
The Compensation Committee elected not to apply negative discretion with respect to the adjusted EPS/business unit/individual portion of the payout as it felt the performance of each executive against his or her individual objectives met or exceeded expectations.
We consider the following business unit targets to be confidential: organic sales growth, regional adjusted operating income, cost containment for certain sites, sales growth targets for strategic initiatives and profitability of certain sites. We also consider the target for adjusted EPS to be confidential. Achievement of each of these targets requires superior performance by the Named Executive Officers and their corresponding business units. More specifically, it has been and will continue to be the practice of the Compensation Committee and the CEO to set all of these targets at levels that will require each Named Executive Officer to expend considerable time and energy and apply exceptional skill and ingenuity to achieve the same.

Furthermore, because the Compensation Committee and CEO expect superior performance on a consistent basis, the Named Executive Officers and the business units they lead are expected to achieve all of the targets set for them, including the annual organic sales growth and strategic initiative sales growth targets described herein.
Bonus Plan payments based on the metrics and results described above are shown for each Named Executive Officer in the chart below:

2012 Bonus Plan Awards
	As Percent of Target (%)	Actual Award ($)
Rakesh Sachdev	82.1	656,800
Jan A. Bertsch (1)	82.1	200,119
Kirk A. Richter (2)	82.1	98,520
Franklin D. Wicks	82.8	228,736
Gilles A. Cottier	49.2	119,925
David A. Smoller (3)	—	—
George L. Miller	82.1	129,308

(1)
The award shown reflects participation for 10 months. Based on her performance, the Compensation Committee granted Ms. Bertsch an additional award in the amount of $40,000 to make up for the proration of her annual cash bonus award under Bonus Plan. This amount is shown in the "Bonus" column of the Summary Compensation Table for 2012, 2011 and 2010 (the "Summary Compensation Table") on page 34 of this proxy statement.

(2)	The amount shown reflects participation for eight months. Mr. Richter retired in August 2012.

(3)	Given his separation from service in August 2012, Dr. Smoller was not eligible for a 2012 Bonus Plan award payout.
The Bonus Plan payments are shown in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table on page 34 of this proxy statement.
Long-Term Incentive. We use long-term incentive awards to attract and retain key management, including the Named Executive Officers. All long-term incentive awards are granted under the LTIP. Shareholders re-approved the LTIP performance criteria in 2011 to preserve certain tax deductibility under Section 162(m) of the Code. The Compensation Committee has oversight of the LTIP and believes it provides an appropriate incentive for our executives to create shareholder value by offering participants an opportunity to benefit from stock appreciation through stock ownership.
In determining the long-term incentive opportunity for each Named Executive Officer, the Compensation Committee considers the median value of long-term incentive compensation for the Comparator Group. The Compensation Committee also considers overall share utilization in comparison to the Comparator Group, taking into account both the overall number of shares used (as a percentage of shares outstanding) as well as the value of shares used relative to the Comparator Group. The Compensation Committee then determines the long-term incentive compensation opportunity for each Named Executive Officer using as a reference point the median target awards provided to comparable executive positions in the Comparator Group. The Compensation Committee also considers the executive’s responsibilities, potential and individual performance as well as internal pay equity. In 2012, the Compensation Committee increased the long-term incentive compensation opportunity for (i) Mr. Sachdev to better align with the market taking in to account the substantial contribution he has made to the success of the Company since taking on the CEO role in 2010 and (ii) Dr. Wicks and Mr. Cottier to better align with the market taking in to account the increased responsibility of each in the enhanced organizational structure put in place in January 2012. The annualized long-term incentive opportunity shown below is exclusive of Ms. Bertsch's new hire grants, and shows the Black-Scholes accounting value for each Named Executive Officer for 2011 and 2012:

Long-Term Incentive Opportunity Estimated Grant Value ($ in thousands)
	2012	2011
Rakesh Sachdev	3,024	2,149
Jan A. Bertsch	840	N/A
Kirk A. Richter	313	307
Franklin D. Wicks	833	717
Gilles A. Cottier	833	717
David A. Smoller	677	665
George L. Miller	364	N/A

The Compensation Committee believes that equity compensation primarily in the form of stock options and Performance Shares aligns the interests of executives with those of shareholders through stock appreciation and appropriately considers the volatility of our stock price whose value may be driven by general forces in the market and other factors beyond our control.
Stock Options. On February 14, 2012, the Compensation Committee granted the Named Executive Officers, other than Ms. Bertsch, stock options with a ten-year life that vest in three equal increments on each grant date anniversary. The number of options granted was determined by dividing 50% of the target long-term incentive opportunity by the adjusted Black-Scholes value of a share of Common Stock near the grant date. For purposes of this calculation, the Compensation Committee selected an option life and volatility period of seven years. On March 5, 2012, the Compensation Committee granted Ms. Bertsch stock options as part of her 2012 long-term incentive compensation award with the same terms and conditions and utilizing the same option life and volatility period as the option grants for the other Named Executive Officers.
The Compensation Committee has a policy whereby options are granted at 100% of the fair market value of the Company’s common stock on the close of trading on the first day of the designated "trading window" which follows a public release of earnings. By setting the option price within the trading window period, the Compensation Committee believes it will enhance transparency and reduce the potential for stock price volatility to unduly affect compensation. The expense related to 2012 option grants to the Named Executive Officers, excluding assumed forfeitures, is listed in the "Option Awards" column of the Summary Compensation Table on page 34 and the grants of options are listed in the Grants of Plan-Based Awards for 2012 table on page 36 of this proxy statement.
Performance Shares. The Compensation Committee grants awards of Performance Shares under the LTIP to motivate our executives to achieve our financial targets over a three-year period. A new three-year performance period is launched each year, and performance periods including 2012 began in 2010, 2011 and 2012. The Compensation Committee established the following financial performance measures and targets for each three-year performance period: for the periods beginning in 2010 and 2011, each metric is weighted 50%: (1) average annual sales growth of 10%; and (2) average return on equity ("ROE") of 20%. For the performance period beginning in 2012, the average annual sales growth target was set at 7% and was weighted 40%, the ROE target was set at 20% and was weighted 40% and relative total shareholder return was added as a metric with the target set at the median of the Comparator Group and weighted 20%.

•	Average annual sales growth is defined as the three-year average of year-over-year percentage changes in net sales (currency adjusted) inclusive of acquisitions or divestitures.

•	ROE is defined as the three-year average of reported net income divided by total stockholders' equity. There are no adjustments to net income or stockholders’ equity for this calculation.

•
Relative total shareholder return compares the results of investing in Common Stock versus the stock of other companies in the Comparator Group considering both the appreciation or depreciation in share price as well as the value of dividends distributed during the three-year time period. Share price is calculated at the beginning and end of the period using the average closing price for each business day during the month of December (the December immediately prior to the grant date and the December immediately prior to the vest date). Relative total shareholder return was added to better align compensation with long-term shareholder value creation. Relative total shareholder return representing the threshold, target and maximum payout for that portion of the award attributable to relative total shareholder return is as follows for the 2012-2014 Performance Share awards:

	Performance (Percentile of Comparator Group)	Payout (%)
Threshold	33rd	50
Target	50th	100
Maximum	90th	200
The sales growth and return on equity measures are expected to provide a balance between growth and operational measures consistent with our strategic goals while the relative total shareholder return measure aligns executive compensation with shareholders in a manner that adjusts for equity market dynamics. The Compensation Committee believes this combination of metrics provides a balanced approach to executive compensation. Performance Share vesting is determined by formula without management or Compensation Committee discretion. At the end of the performance period, any award earned for the 2010 grant was delivered 50% in shares of Common Stock and 50% in cash subject to applicable tax withholding. Any award earned for the 2011 or 2012 grant will be delivered 100% in shares of Common Stock, subject to applicable tax withholding. The target Performance Share value related to the 2012 grants to the Named Executive Officers is listed in the "Stock Awards" column of the Summary Compensation Table on page 34 of this proxy statement.

In February 2012, the Compensation Committee, in consideration of the median of the Comparator Group, as well as responsibilities, individual performance, internal pay equity, potential and retention risk, granted Performance Shares to the Named Executive Officers, for the three-year performance period beginning January 1, 2012 and ending December 31, 2014. With respect to Ms. Bertsch, such grant was contingent on her accepting and beginning employment with the Company. The number and value of Performance Share grants are listed in the Grants of Plan-Based Awards for 2012 table on page 36 of this proxy statement in the columns titled "Estimated Future Payouts Under Equity Incentive Plan Awards" and "Grant Date Fair Value of Stock and Option Awards."
The most recent payout of Performance Shares, based on Company average annual sales growth and return on equity performance for the three-year period from January 1, 2010 to December 31, 2012, occurred in February 2013 at 58% of target as shown below:

2010-2012 Performance Share Payout (for the 2010 – 2012 Performance Period)
		Performance Levels	Results
Measure	Weight (%)	Target (100% of grant) (%)	Results (%)	Shares Awarded as Percent of Target (%)
Sales Growth	50.0	10.0	6.6	—
Return on Equity	50.0	20.0	20.6	116
Total	100.0			58
The threshold goal for sales growth for the three-year period was not achieved resulting in no award for that component. Return on equity of 20.6% was achieved resulting in a 116% award for that component. The combined achievement for both components resulted in an award of 58% (50% times 0% plus 50% times 116%) of the target Performance Shares granted to participants. The Compensation Committee believes that attainment of the goals is a significant challenge. The Compensation Committee does not apply discretion in determining the award.
New Hire Grants
In addition to the annual grants of stock options and Performance Shares, the Compensation Committee granted Ms. Bertsch 12,000 time-based RSUs valued at $859,440 and 40,000 additional stock options valued at $755,200 to offset the loss of equity from her prior employer. The Compensation Committee used the same valuation method described previously with respect to the annual grants. The RSUs vest 50% each on the second and third employment anniversary dates and the options vest one-third on each grant date anniversary.
Other Items
Mr. Richter retired after 34 years of distinguished service. For payments triggered by Mr. Richter's retirement, see "Post-Employment Payments - Potential Payments Upon Termination or CIC" on page 45 of this proxy statement. Payments and benefits for Mr. Richter were handled in accordance with the Company's retirement program.
Dr. Smoller separated from the Company on August 3, 2012. Upon Dr. Smoller's separation, the Company provided the following payments/benefits to Dr. Smoller: (i) separation pay equal to one times his annual base salary and 12 months of company-subsidized medical and dental benefits; and (ii) a cash payment in lieu of his pro-rated 2012 Bonus Plan award and pro-rated 2010-2012 Performance Share payout, both subject to Company performance. Other equity awards were treated in accordance with the terms of the LTIP and individual award agreements. Dr. Smoller also was engaged to provide consulting services to the Company through year-end 2012 to ensure a smooth transition and was paid $140,000 for such services. For additional information concerning Dr. Smoller's severance compensation, see "Post-Employment Payments - Potential Payments Upon Termination or CIC" on page 45 of this proxy statement.
2013 Executive Compensation Decisions
The Compensation Committee made certain changes to the compensation program for the Named Executive Officers for 2013. With regard to the 2013-2015 Performance Share awards under the LTIP, the Compensation Committee replaced ROE with return on invested capital (ROIC), weighted 40%, to create more focus on working capital management and capital investment decisions. Further, the Committee added time-based RSUs as a long-term vehicle to provide a retention component to the overall program and better align with market practice. Weighting for each component for 2013 is as follows: stock options - 50%; Performance Shares - 25% and time-based RSUs - 25%.
Financial Restatement Policy
The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires stock exchanges to adopt rules requiring listed companies to develop and implement a policy for recovery (i.e., clawback) of incentive-based compensation from executive officers in the event of the restatement of previously published financial statements resulting from a material accounting error, material non-compliance with financial reporting requirements or violations of U.S. securities laws.
In advance of the promulgation of final regulations, the Compensation Committee implemented a Financial Restatement Policy (the "Policy") which requires the clawback of any overpayment whenever there is a restatement of previously filed financial statements with the SEC whether or not there was wrong doing. The Policy has the following key attributes:

•
Applies to all executive officers of the Company subject to Section 16 of the Securities Exchange Act of 1934 irrespective of responsibility as well as any management level employee the Compensation Committee deems responsible for a restatement;

•	Makes incentive compensation subject to clawback for a period of up to three years prior to the restatement;

•	Includes as covered incentive compensation Bonus Plan payments and LTIP awards (Performance Shares, RSUs and stock options) as well as any other awarded incentive-based compensation;

•	Recoups the difference in the amount actually paid and the amount that should have been paid if the financial statements had been correctly reported initially; and

•
Recovers the clawback amount via: cash payment; salary withholding over a 12-month period; reduction of future incentive compensation; voiding unvested share or option grants; or recovering deferred compensation.

While the Bonus Plan already had a clawback feature that required reimbursement of any annual bonus paid to an executive officer, that clawback was triggered only when intentional misconduct caused a restatement. Once the SEC approves final stock exchange regulations the Compensation Committee intends to amend the Policy as necessary to ensure compliance with such regulations.
Company Sponsored Benefit Plans
We provide the Named Executive Officers with essentially the same company-sponsored health, welfare and retirement benefits as all other employees, including life, health and disability insurance benefits, a qualified savings plan and a defined benefit pension plan. Following are the differences from those standard plans:
Welfare Benefits. Because of salary limits on our basic disability insurance benefit, certain highly compensated employees, including the Named Executive Officers, participate in a Company-paid supplemental long-term disability benefit that, provides base salary income replacement of 67% to a disabled participant to a maximum monthly benefit of $21,000 when combined with the basic benefit. The Named Executive Officers also have increased coverage under our travel accident insurance plan, pursuant to an industry standard policy.
Retirement Plans. Our U.S. executives participate in our tax-qualified pension plan, the Retirement Security Value Plan (the “RSVP”) and 401(k) Plan. Base salary and annual cash bonus awards, but not long-term value delivered in shares or perquisites, are treated as eligible pay under the terms of these plans. Because we do not offer non-qualified “parity” pension or 401(k) plans for employees whose benefits are limited by the Code, we do offer certain executives participation in the Sigma-Aldrich Supplemental Executive Retirement Plan (the "SERP") as described below. A detailed description of the terms of the RSVP and SERP and the benefits provided to the Named Executive Officers can be found beginning on page 39 of this proxy statement under "Retirement Plan" and page 41 of this proxy statement under "Nonqualified Deferred Compensation." Effective January 1, 2013, the Company will make no further contributions based on pay to the RSVP, and the Company enhanced the 401(k) Plan to provide overall retirement benefits at approximately the same level and at approximately the same cost to the Company.
Non-Qualified Deferred Compensation Plan. We provide certain employees, including the Named Executive Officers, the opportunity to defer the payment of up to 50% of base salary and/or up to 100% of Bonus Plan awards. This program enables said employees to supplement their retirement income or short-term savings and defer current pre-tax income on which they earn a tax-deferred market rate of return. Details of the Sigma-Aldrich Corporation 2005 Flexible Deferral Plan (the "Deferral Plan") are described on page 41 of this proxy statement. The Company provides a match on the deferred amount only to the extent that the match was not earned in the 401(k) Plan due to the deferral of amounts under the Flexible Deferral Plan.
Supplemental Executive Retirement Plan. The SERP provides certain executives, including the Named Executive Officers, with additional retirement savings to supplement those that would otherwise be available but for limits imposed by the Code, including a limitation on eligible compensation in a qualified savings plan of $250,000 for 2012. The Compensation Committee, after a review of retirement benefits of the Comparator Group supplied by the Consultant, established the overall target for retirement benefits at approximately 37.5% of final base salary for an executive with 30 years of service, which equals about 1.25% of final base salary per year of service. We consider Company contributions to the combined Company retirement plans and social security in meeting this target.
We maintain a bookkeeping account for participants reflecting annual credits of 6% of base salary. In addition to a SERP credit of 6% of base salary, the Compensation Committee, using the approach described above, identified a gap in the projected retirement benefits for Mr. Sachdev in the amount of $31,120 and credited such amount to his SERP account on December 11, 2012. No special credits were granted to the SERP accounts of the other Named Executive Officers.
Participants in the SERP, including the Named Executive Officers, choose the investment options used to determine the earnings credited to their account from a list of mutual funds that generally coincide with the investment options within the Deferral Plan. Details of the SERP, including contributions and earnings for the Named Executive Officers, are listed in the Nonqualified Deferred Compensation for 2012 table on page 42 of this proxy statement.
Limited Perquisites. We provide an automobile allowance to certain executives, including the Named Executive Officers. The annual benefit for these vehicles in 2012 was $18,000 for each Named Executive Officer. Late in 2012 we began to provide executive physicals; however, none of the Named Executive Officers used the benefit during 2012. In line with our pay-for-performance philosophy, we do not provide financial planning or other common executive perquisites. The value of the limited perquisites we do provide is included in the "All Other Compensation" column of the Summary Compensation Table on page 35 of this proxy statement.
CIC Agreements. As described under "Employment Agreements – CIC Agreements with Named Executive Officers" starting on page 43 of this proxy statement, we have entered into CIC agreements with each Named Executive Officer. The CIC agreements contain severance provisions subject to a double-trigger provision that requires both a CIC of the Company and separation from service within two years of the CIC. No changes were made to the CIC agreements in 2012. In line with best practices, our CIC agreements:

•	do not provide severance benefits without involuntary job loss or substantial diminution of duties;

•	do not provide severance benefits in excess of three times base salary and annual cash target bonus;

•	do not provide for tax gross-ups; and

•	do not provide extended welfare or retirement benefits.
The Compensation Committee regularly reviews the CIC agreement as well as the list of executives eligible for the agreement. We believe these agreements serve the best interests of the Company and our shareholders by allowing our executives to exercise sound business judgment without fear of losing their jobs as a result of a CIC. The Compensation Committee believes from its experience and the advice of the Consultant such arrangements are competitive, reasonable and necessary to attract and retain key executives. These agreements do not materially affect the Compensation Committee's annual compensation determinations, as they only restrict the Compensation Committee’s ability to reduce base salary after a CIC.
Acceleration of Vesting of Equity-Based Awards. Under the LTIP, all grants of stock options, Performance Shares and RSUs vest upon a CIC of the Company. In the event of a CIC, the Compensation Committee believes it is appropriate to vest outstanding equity grants to attract and retain key executives and to provide sufficient inducement to management to support a CIC when the Board determines it is in the best interest of shareholders.
A summary of the definition of CIC under the CIC agreement and the LTIP is set forth beginning on page 43 of this proxy statement under "Employment Agreements – CIC Agreements with Named Executive Officers."
In addition, certain acceleration occurs in the event of retirement (defined as age 65 or at least age 55 with 7 years of service), death, disability or involuntary termination without cause. Those provisions are described more fully starting on page 45 of this proxy statement under "Post-Employment Payments."
Share Ownership Policy
To ensure strong linkage between the interests of our management team and those of our shareholders, we have a Management Share Ownership Policy (the "Ownership Policy"). Under the Ownership Policy, members of our global management team, including the Named Executive Officers, are required to hold shares of our common stock with a market value equal to an established multiple of their annual base salary. Only shares directly or beneficially owned and the value of 401(k) Plan balances invested in Common Stock can be used to satisfy holding requirements. Performance Shares granted but not awarded, unvested restricted stock, unvested RSUs, unvested stock options and stock options vested but not exercised do not count toward satisfying the holding requirement. Holding requirements include:

•	CEO – three times base salary;

•	Business unit presidents, General Counsel and Chief Financial Officer – two times base salary;

•	Other corporate officers and regional business officers – one times base salary;

•	Vice presidents, key country and unit managers – one half of base salary; and

•	Other members of the management team – one fourth of base salary.
All executives are required to achieve their investment level within five years of being hired or promoted to a level requiring a higher ownership requirement. As of the Record Date, each Named Executive Officer met his/her current share ownership obligation given his/her respective tenure with the Company.
Deductibility of Executive Compensation
As part of its role, the Compensation Committee annually reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct certain compensation in excess of $1 million that is paid to certain key executives unless such compensation is performance-based. Our policy is generally to structure compensation so that all executive compensation may be tax deductible. In certain cases, the Compensation Committee may determine the amount of tax deductions lost is insignificant when compared to the potential opportunity for creating and improving shareholder value. The Compensation Committee therefore retains flexibility to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation.
Conclusion
We believe that our executive compensation program and related policies, especially pay-for-performance, and their administration are appropriate and effectively align the interests of management with our shareholders. The elements of compensation are designed to work together in a balanced manner to attract, retain and motivate executives to achieve financial and operational results consistent with our strategic plan.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company's Annual Report on Form 10-K.

COMPENSATION COMMITTEE

D. Dean Spatz, Chairman Avi M. Nash Steven M. Paul J. Pedro Reinhard
INFORMATION CONCERNING EXECUTIVE COMPENSATION
The following table presents details of compensation information previously discussed in the CD&A for the Named Executive Officers.

SUMMARY COMPENSATION TABLE FOR 2012, 2011 and 2010
Name and Principal Position (1)	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)(8)	Total ($) (7)
Rakesh Sachdev President and CEO	2012	792,308	—	1,577,620	1,446,120	656,800	10,856	101,718	4,585,422
	2011	700,000	63,800	1,032,462	1,116,896	886,200	9,397	106,774	3,915,529
	2010	488,846	250,000	564,700	421,686	443,352	7,978	99,469	2,276,031
Jan A. Bertsch Executive Vice President, CFO and Treasurer	2012	372,115	40,000	1,293,457	1,161,120	200,119	8,254	93,619	3,168,684

Kirk A. Richter Former Vice President, Treasurer and Interim CFO	2012	195,385	—	162,782	150,174	98,520	106,955	36,291	750,107
	2011	290,000	—	147,586	159,581	220,284	71,101	46,372	934,924
	2010	239,615	—	129,881	98,640	133,632	79,950	40,680	722,398
Franklin D. Wicks Executive Vice President and President, Applied	2012	422,769	—	434,563	398,610	228,736	81,431	52,400	1,618,509
	2011	393,231	—	722,067	372,298	281,338	80,626	50,202	1,899,762
	2010	359,231	—	367,055	295,920	283,608	75,394	53,782	1,434,990
Gilles A. Cottier Executive Vice President and President, SAFC Commercial	2012	372,385	—	434,563	398,610	119,925	36,670	48,684	1,410,837
	2011	338,615	—	690,592	372,299	310,088	31,781	46,587	1,789,962
	2010	309,231	—	367,055	295,920	292,950	26,748	53,136	1,345,040
David A. Smoller Former Chief Scientific Officer	2012	191,038	—	352,813	324,450	—	21,376	877,017	1,766,694
	2011	309,231	—	319,450	345,729	203,298	17,515	45,949	1,241,172
	2010	297,692	—	367,055	295,920	190,080	13,929	51,336	1,216,012
George L. Miller Senior Vice President, General Counsel and Secretary	2012	348,462	—	190,032	174,276	129,308	9,848	47,970	899,896

(1)
Mr. Sachdev served as Chief Financial Officer and Chief Administrative Officer of the Company and Senior Vice President of the International business unit until he was appointed President and CEO effective November 14, 2010. Ms. Bertsch was hired effective March 5, 2012. Mr. Richter served as Vice President and Treasurer until he was named to the additional position of Interim Chief Financial Officer on November 15, 2010. Mr. Richter retired effective August 23, 2012. Beginning January 1, 2013, Dr. Wicks' title and responsibility changed from Executive Vice President and President, Research to Executive Vice President and President, Applied. Applied is a new, third business unit created from parts of the former Research and SAFC business units. Also beginning January 1, 2013, Mr. Cottier's title changed from Executive Vice President and President, SAFC to Executive Vice President and President, SAFC Commercial. Mr. Cottier still has responsibility for the SAFC business unit although that unit is now called SAFC Commercial. Dr. Smoller separated from service effective August 3, 2012. Mr. Miller did not become a Named Executive Officer until 2012.

(2)
Mr. Sachdev joined the Company on November 17, 2008. Pursuant to his employment offer, in order to partially offset the loss of equity compensation forfeited from his prior employer, Mr. Sachdev received cash payments in the amount of $250,000 on each of the first and second anniversaries of his employment. For 2011, Mr. Sachdev was granted a discretionary bonus in recognition of his strong leadership of the Company after his promotion to the role of CEO following the unexpected passing of the previous President and CEO. Based on her performance, the Compensation Committee granted Ms. Bertsch an additional award in the amount of $40,000 to make up for the proration of her annual cash bonus award under Bonus Plan.

(3)
The amounts in this column reflect the aggregate grant date fair value of Performance Share awards and, with respect to Ms. Bertsch for 2012 and Dr. Wicks and Mr. Cottier for 2011, RSUs granted under the LTIP, computed in accordance with FASB ASC Topic 718. The amounts attributable to Performance Share awards reflect the target award for the applicable performance period and for 2012 are $434,684 for Ms. Bertsch and for 2011 are $344,367 and $344,367 for Dr. Wicks and Mr. Cottier respectively. The aggregate grant date fair value of the Performance Share awards at maximum payout for the applicable performance period would be as follows for 2012, 2011 and 2010, respectively: Mr. Sachdev – $3,155,240; $1,548,693; $847,050; Ms. Bertsch – $868,034; Mr. Richter – $325,564; $221,378; $194,822; Dr. Wicks – $869,126; $516,551; $550,583; Mr. Cottier – $869,126; $516,551; $550,583; Dr. Smoller – $705,626; $479,175; $550,583; and Mr. Miller – $380,064. Upon retirement and separation, respectively, all of Mr. Richter's stock options vested and Dr. Smoller was granted 12 additional months service in determining the vested portion of his awards. The Performance Share awards are subject to Company performance over consecutive three-year performance periods and, prior to the 2011 award, are paid when earned one-half in Common Stock and one-half in cash. Performance Share awards granted in 2011 and later will be paid, when earned, entirely in Common Stock. The aggregate grant date fair value of RSUs for 2012 is $859,440 for Ms. Bertsch and for 2011 is $377,700 for Dr. Wicks and $346,225 for Mr. Cottier. The RSUs are not subject to any performance criteria and cliff vest in equal portions 50% on the second and third anniversary date for Ms. Bertsch and February 1, 2013 for Dr. Wicks and Mr. Cottier. The Company does not pay dividends on the Performance Share awards or RSUs. Assumptions used in the calculations of these amounts are included in Note 13: Common Stock to the Company’s audited financial statements for the respective years included in the Company's Annual Reports on Form 10-K for the years ended December 31, 2012, 2011 and 2010. Upon retirement, Mr. Richter's Performance Share grants were pro-rated based on service during the performance period. Upon separation, Dr. Smoller forfeited his 2010-2012 Performance Share award, and his 2011-2013 and 2012-2014 Performance Share awards were pro-rated based upon his service during the relevant performance period.

(4)
The amounts in this column reflect the aggregate grant date fair value of stock options granted in 2012, 2011 and 2010 under the LTIP computed in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are included in Note 13: Common Stock to the Company’s audited financial statements for the respective years included in the Company's Annual Reports on Form 10-K for the years ended

December 31, 2012, 2011 and 2010. Upon retirement, all of Mr. Richter's stock options vested. Upon separation, Dr. Smoller was allocated an additional 12 months of service toward his LTIP stock option grants for 2010 and 2011 and forfeited his 2012 grant.

(5)
The amounts in this column reflect annual incentive compensation awards under the Bonus Plan earned in 2012, 2011 and 2010, respectively, and paid in March 2013, February 2012 and February 2011, respectively.

(6)
The amounts in this column represent the change in the present value of accrued benefits under the RSVP. For additional information on the RSVP, see “Retirement Plan” on page 39 of this proxy statement. There are no above-market or preferential investment earnings on nonqualified deferred compensation arrangements for any of the Named Executive Officers or any other employees.

(7)
The amounts listed in the "All Other Compensation" and "Total" columns for each of the Named Executive Officers for 2010 are different from the amounts listed in those columns for the same years in the Summary Compensation Table for 2010, included in the Company’s Definitive Proxy Statement on Schedule 14A dated March 14, 2011 for the Annual Meeting of Shareholders held on May 3, 2011. The difference is solely attributable to the inclusion of the dollar values of Company-paid life insurance premiums.

(8)
The amounts in this column include the dollar value of Company-paid life insurance premiums and Company contributions to the 401(k) Plan, both of which are generally applicable to all employees, Company contributions to the SERP and the Deferral Plan and the dollar value of an annual automobile allowance and any separation payments made in 2012. The amounts for 2012 are as follows:

ALL OTHER COMPENSATION
Name	Life Insurance ($)	401(k) Plan ($)	SERP ($)	Deferral Plan ($) (a)	Automobile Allowance ($)	Relocation ($) (b)	Severance and Consulting ($) (c)	Total ($)
Rakesh Sachdev	998	9,600	73,120	—	18,000			101,718
Jan A. Bertsch	577	300	20,250	—	15,231	57,261		93,619
Kirk A. Richter	341	6,781	17,400	—	11,769			36,291
Franklin D. Wicks	688	8,210	23,760	1,742	18,000			52,400
Gilles A. Cottier	624	9,600	20,460	—	18,000			48,684
David A. Smoller	366	9,450	18,600	—	11,077		837,524	877,017
George L. Miller	570	9,600	19,800	—	18,000			47,970

(a)
In 2012, the Company made contributions to the Deferral Plan account of Dr. Wicks to make up for the loss of 2011 Company contributions under the 401(k) Plan. The loss of Company contributions under the 401(k) Plan was due to the amount of compensation being otherwise deferred by Dr. Wicks under the Deferral Plan.

(b)	Ms. Bertsch was eligible for relocation benefits under the terms of our standard executive relocation program.

(c)
In 2012, the Company provided Dr. Smoller the following: cash separation pay - $322,000; consulting fee - $140,000; 12 months of Company medical and dental contributions - $17,688; and a cash payment in lieu of his 2012 Bonus Plan award (which would have otherwise been reported in the column titled "Non-Equity Incentive Plan Compensation") - $106,646; and a cash payment in lieu of his 2010-2012 Performance Share award - $251,190, both of which were pro-rated for service and based on Company performance.

The table below sets forth the grants of plan-based awards to the Named Executive Officers during 2012, including Bonus Plan awards and stock options, RSUs and Performance Share awards for the 2012-2014 performance period granted under the LTIP. The aggregate grant date fair value of stock option, RSU and Performance Share awards are disclosed on a grant-by-grant basis in the table below. The Performance Share awards reported in the table below were granted in February 2012, except for Ms. Bertsch whose award was granted at the time of her hiring in March 2012, vest at the end of 2014 and are payable in February 2015. For additional information on the LTIP and the Bonus Plan, see "Compensation Analysis – Long-Term Incentive" on page 28 and "Compensation Analysis – Annual Cash Bonus" on page 25 of this proxy statement.

GRANTS OF PLAN-BASED AWARDS FOR 2012
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Award Type	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Thresh-old (#)	Target (#)	Maxi-mum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock And Option Awards ($) (6)
Rakesh Sachdev	Bonus Plan	—	—	400,000	800,000	1,600,000	—	—	—	—	—	—	—
	Stock Options	2/14/12	2/13/12	—	—	—	—	—	—	—	78,000	70.32	1,446,120
	Perf. Shares	2/16/12	2/13/12	—	—	—	11,000	22,000	44,000	—	—	—	1,577,620
Jan A. Bertsch	Bonus Plan	—	—	121,875	243,750	487,500	—	—	—	—	—	—	—
	Stock Options	3/5/12	2/13/12	—	—	—	—	—	—	—	61,500	71.62	1,161,120
	Perf. Shares	3/5/12	2/13/12	—	—	—	3,030	6,060	12,120	—	—	—	434,017
	RSUs	3/5/12	2/13/12	—	—	—	—	—	—	12,000	—	—	859,440
Kirk A. Richter	Bonus Plan	—	—	60,000	120,000	240,000	—	—	—	—	—	—	—
	Stock Options	2/14/12	2/13/12	—	—	—	—	—	—	—	8,100	70.32	150,174
	Perf. Shares	2/16/12	2/13/12	—	—	—	1,135	2,270	4,540	—	—	—	162,782
Franklin D. Wicks	Bonus Plan	—	—	138,125	276,250	552,500	—	—	—	—	—	—	—
	Stock Options	2/14/12	2/13/12	—	—	—	—	—	—	—	21,500	70.32	398,610
	Perf. Shares	2/16/12	2/13/12	—	—	—	3,030	6,060	12,120	—	—	—	434,563
Gilles A. Cottier	Bonus Plan	—	—	121,875	243,750	487,500	—	—	—	—	—	—	—
	Stock Options	2/14/12	2/13/12	—	—	—	—	—	—	—	21,500	70.32	398,610
	Perf. Shares	2/16/12	2/13/12	—	—	—	3,030	6,060	12,120	—	—	—	434,563
David A. Smoller	Bonus Plan	—	—	—	—	—	—	—	—	—	—	—	—
	Stock Options	2/14/12	2/13/12	—	—	—	—	—	—	—	17,500	70.32	324,450
	Perf. Shares	2/16/12	2/13/12	—	—	—	2,460	4,920	9,840	—	—	—	352,813
George L. Miller	Bonus Plan	—	—	78,750	157,500	315,000	—	—	—	—	—	—	—
	Stock Options	2/14/12	2/13/12	—	—	—	—	—	—	—	9,400	70.32	174,276
	Perf. Shares	2/16/12	2/13/12	—	—	—	1,325	2,650	5,300	—	—	—	190,032

(1)
Amounts shown represent the threshold, target and maximum payouts under the Bonus Plan for 2012. The amounts shown for Ms. Bertsch reflect ten months of participation in the plan given her hire date of March 5, 2012. The amounts shown for Mr. Richter reflect eight months of participation given his retirement on August 23, 2012. Dr. Smoller was not eligible given his separation on August 3, 2012. The threshold payout is 50% and the maximum payout is 200% of the target amount. The actual payouts for 2012 can be found under "Compensation Discussion and Analysis – Annual Cash Bonus" on page 25 and in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table on page 34 of this proxy statement.

(2)
Amounts shown in the "Target" column are the number of Performance Share awards granted in 2012 under the LTIP to be paid in February 2015 for the 2012-2014 performance period. The threshold payout is 50% and the maximum payout is 200% of the target amount. Amounts shown for Mr. Richter and Dr. Smoller will be pro-rated based on eight months of service during the 36 month performance period. For additional information on the LTIP and the Performance Share awards, see "Compensation Analysis – Long-Term Incentive" on page 28 of this proxy statement.

(3)
The RSUs granted to Ms. Bertsch under the LTIP were intended to offset the loss of equity from her prior employer and vest one-half on March 5, 2014 and one-half on March 5, 2015, immediately upon a CIC or upon termination of employment by reason of death or disability. CIC is defined generally in the same manner as “CIC” in the CIC agreements with the Named Executive Officers. For additional information on the definition of CIC or the CIC agreements with the Named Executive Officers, see "Company Sponsored Benefit Plans – CIC Agreements" on page 32 and "Employment Agreements – CIC Agreements with Named Executive Officers" on page 43 of this proxy statement.

(4)
Stock options are granted under the LTIP and vest at the rate of 33.3% per year, immediately upon a CIC or upon termination of employment by reason of death, disability or retirement. Stock options expire ten years from the date of grant. The grant for Ms. Bertsch is made up of 21,500 options as part of the regular annual grant and 40,000 options to offset the loss of equity from her prior employer.

(5)	Exercise price is the closing market price per share on the grant date.

(6)
Except for the awards to Ms. Bertsch, with respect to stock option awards, the amounts in this column reflect the aggregate grant date fair value of stock options granted in 2012 under the LTIP computed in accordance with FASB ASC Topic 718 using the Black-Scholes value at grant date of $18.54. The Black-Scholes value for the grant to Ms. Bertsch was $18.88. With respect to Performance Share awards, the amounts in this column reflect the aggregate grant date fair value of Performance Share awards granted in 2012 under the LTIP computed in accordance with FASB ASC Topic 718 based on the target amount (100%). Value at grant date is based on the closing market price per share of Common Stock as of the date of grant (February 16, 2012) of $71.71. With respect to RSUs, the amounts in this column reflect the aggregate grant date fair value of RSUs granted in 2012 under the LTIP computed in accordance with FASB ASC Topic 718. For Ms. Bertsch, the value at grant date is based on the closing market price per share of Common Stock as of date of grant (March 5, 2012) of $71.62.

The following table presents the number of vested and unexercised stock options, the number of unvested and unexercised stock options, the number and market value of unvested RSUs and the number and payout value of outstanding and unearned Performance Share awards held by each of the Named Executive Officers at December 31, 2012:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Name	OPTION AWARDS				STOCK AWARDS
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)
Rakesh Sachdev	38,550	—	39.58	11/17/2018	—	—	—	—
	33,050	—	37.56	2/17/2019	—	—	—	—
	22,800	11,400	48.61	2/16/2020	—	—	—	—
	22,280	44,560	62.49	2/14/2021	—	—	—	—
	—	78,000	70.32	2/14/2022	—	—	—	—
	—	—	—	—	—	—	16,160	1,189,053
	—	—	—	—	—	—	22,000	1,618,760
Jan A. Bertsch	—	61,500	71.62	3/5/2022	—	—	—	—
	—	—	—	—	12,000	882,960	—	—
	—	—	—	—	—	—	6,060	445,895
Kirk A. Richter	7,500	—	34.03	5/1/2016	—	—	—	—
	7,500	—	41.62	2/16/2017	—	—	—	—
	6,500	—	52.76	8/23/2017	—	—	—	—
	6,500	—	37.56	8/23/2017	—	—	—	—
	8,000	—	48.61	8/23/2017	—	—	—	—
	9,550	—	62.49	8/23/2017	—	—	—	—
	8,100	—	70.32	8/23/2017	—	—	—	—
	—	—	—	—	—	—	1,283	94,403
	—	—	—	—	—	—	504	37,084
Franklin D. Wicks	20,000	—	34.03	5/1/2016	—	—	—	—
	20,000	—	41.62	2/16/2017	—	—	—	—
	18,400	—	52.76	2/15/2018	—	—	—	—
	18,400	—	37.56	2/17/2019	—	—	—	—
	16,000	8,000	48.61	2/16/2020	—	—	—	—
	7,426	14,854	62.49	2/14/2021	—	—	—	—
	—	21,500	70.32	2/14/2022	—	—	—	—
	—	—	—	—	6,000	441,480	—	—
	—	—	—	—	—	—	5,390	396,596
	—	—	—	—	—	—	6,060	445,895

Gilles A. Cottier	15,000	—	28.66	5/4/2014	—	—	—	—
	20,000	—	28.83	7/8/2015	—	—	—	—
	20,000	—	34.03	5/1/2016	—	—	—	—
	20,000	—	41.62	2/16/2017	—	—	—	—
	18,400	—	52.76	2/15/2018	—	—	—	—
	2,000	—	61.71	8/11/2018	—	—	—	—
	18,400	—	37.56	2/17/2019	—	—	—	—
	16,000	8,000	48.61	2/16/2020	—	—	—	—
	7,426	14,854	62.49	2/14/2021	—	—	—	—
	—	21,500	70.32	2/14/2022	—	—	—	—
	—	—	—	—	5,500	404,690
	—	—	—	—	—	—	5,390	396,596
	—	—	—	—	—	—	6,060	445,895
David A. Smoller	—	—	—	—	—	—	2,778	204,405
	—	—	—	—	—	—	1,093	80,423
George L. Miller	11,070	—	53.98	9/30/2019	—	—	—	—
	6,666	3,334	48.61	2/16/2020	—	—	—	—
	3,183	6,367	62.49	2/14/2021	—	—	—	—
	—	9,400	70.32	2/14/2022	—	—	—	—
	—	—	—	—	—	—	2,310	169,970
	—	—	—	—	—	—	2,650	194,987

(1)
Options vest at the rate of 33.3% per year beginning with the first anniversary of the grant date, immediately upon a CIC or upon termination of employment by reason of death, disability or retirement. CIC is defined generally in the same manner as "CIC" in the CIC agreements with the Named Executive Officers, see "Company Sponsored Benefit Plans – CIC Agreements" on page 32 and "Employment Agreements – CIC Agreements with Named Executive Officers" on page 43 of this proxy statement. The option awards for Mr. Sachdev vest as follows: 11,400 on 2/16/2013; 22,280 on 2/14/2013; 22,280 on 2/14/2014; 26,000 on 2/14/2013; 26,000 on 2/14/2014; and 26,000 on 2/14/2015. The option award for Ms. Bertsch vests as follows: 20,499 on 3/5/2013; 20,500 on 3/5/2014; and 20,501 on 3/5/2015. The option awards for Dr. Wicks vest as follows: 8,000 on 2/16/2013; 14,593 on 2/14/2013; 14,594 on 2/14/2014; and 7,167 on 2/14/2015. The option awards for Mr. Cottier vest as follows: 8,000 on 2/16/2013; 14,593 on 2/14/2013; 14,594 on 2/14/2014; and 7,167 on 2/14/2015. The option awards for Mr. Miller vest as follows: 3,334 on 2/16/2013; 6,316 on 2/14/2013; 6,317 on 2/14/2014; and 3,134 on 2/14/2015.

(2)	The RSUs for Ms. Bertsch vest in equal increments on 3/5/2014 and 3/5/2015. The RSUs for Dr. Wicks and Mr. Cottier cliff vest February 1, 2013.

(3)
This column reflects the market value of the RSUs granted to Ms. Bertsch in 2012 and Dr. Wicks and Mr. Cottier in 2011, calculated based on a share price of $73.58 per share, the closing price of a share of Common Stock on 12/31/2012, the last trading day of 2012.

(4)
The Performance Share awards for Mr. Sachdev vest as follows: 16,160 on 12/31/2013 and 22,000 on 12/31/2014. The Performance Share award for Ms. Bertsch vests 12/31/2014. The pro-rated Performance Share awards for Mr. Richter vest as follows: 1,283 on 12/31/2013 and 504 on 12/31/2014. The Performance Share awards for Dr. Wicks vest as follows: 5,390 on 12/31/2013 and 6,060 on 12/31/2014. The Performance Share awards for Mr. Cottier vest as follows: 5,390 on 12/31/2013 and 6,060 on 12/31/2014. The pro-rated Performance Share awards for Dr. Smoller vest as follows: 2,778 on 12/31/2013 and 1,093 on 12/31/2014. The Performance Share awards for Mr. Miller vest as follows: 2,310 on 12/31/2013 and 2,650 on 12/31/2014.

(5)
This column reflects the payout value of the unvested outstanding Performance Share awards based on achievement of a 100% payout level for the 2011-2013 and 2012-2014 performance periods, respectively. The payout value is calculated based on a share price of $73.58 per share, the closing price of a share of Common Stock on 12/31/2012, the last trading day of 2012. The Performance Share awards are paid in Common Stock when earned.

The following table presents stock options exercised by, and stock awards vested for, the Named Executive Officers during 2012. The stock awards are Performance Share awards granted under the LTIP and reflect a payout of 58% of target. Such Performance Share awards were subject to Company performance over the 2010-2012 performance period and paid one-half in Common Stock and one-half in cash.

OPTION EXERCISES AND STOCK VESTED FOR 2012
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Rakesh Sachdev	5,500	193,215	5,800	426,764
Jan A. Bertsch	—	—	—	—
Kirk A. Richter (3)	57,500	2,606,697	1,186	87,266
Franklin D. Wicks	20,000	840,454	3,770	277,397
Gilles A. Cottier	15,000	678,654	3,770	277,397
David A. Smoller	48,210	941,300	—	—
George L. Miller	—	—	2,783	203,911

(1)
This column is calculated by multiplying the number of shares acquired by the difference between the actual sale price on the date of exercise or, if the shares were retained by the Named Executive Officer, the closing price of a share of Common Stock on or about the date of exercise and the exercise price of the stock options. The Named Executive Officers exercised the following stock options in 2012:

Name	Date of Exercise	Number of Shares Acquired on Exercise (#)	Option Exercise Price ($/Sh)	Sold or Retained	Sale or Closing Price on Date of Exercise ($/Sh)	Value Realized on Exercise ($)
Rakesh Sachdev	12/5/2012	5,500	37.56	Retained	72.69	193,215
Kirk A. Richter	2/14/2012	18,500	25.315	Sold	70.00	826,673
	2/14/2012	1,500	25.315	Retained	70.32	67,508
	12/11/2012	37,500	25.86 - 28.825	Sold	73.10 - 73.60	1,712,516
Franklin D. Wicks	2/15/2012	20,000	28.825	Sold	70.82 - 70.95	840,454
Gilles A. Cottier	2/15/2012	11,315	25.86	Sold	70.62 - 71.11	509,702
	2/16/2012	3,685	25.86	Sold	71.09 - 72.02	168,952
David A. Smoller	2/14/2012	12,283	48.61 - 52.76	Sold	70.10 - 70.29	236,087
	2/22/2012	8,000	48.61	Sold	71.50 - 71.99	184,882
	2/22/2012	2,662	37.56	Retained	71.93	91,493
	8/6/2012	10,368	37.56 - 62.49	Sold	70.50 - 71.06	172,628
	8/8/2012	12,840	48.61 - 62.49	Sold	72.19 - 72.35	207,583
	8/8/2012	2,057	48.61	Retained	72.25	48,627

(2)
This column is calculated by multiplying the number of shares acquired by the closing market price of a share of Common Stock on the vesting date. With respect to Performance Share awards, the amounts reflected in the table overstate the number of shares of Common Stock received on vesting as half of the award is paid in cash. The Named Executive Officers had the following stock awards vest in 2012:

Name	Type of Award	Vesting Date	Number of Shares Acquired on Vesting (#)	Closing Price on Vesting Date ($/Sh)	Value Realized on Vesting ($)
Rakesh Sachdev	Perf. Shares	12/31/2012	5,800	73.58	426,764
Kirk A. Richter	Perf. Shares	12/31/2012	1,186	73.58	87,266
Franklin D. Wicks	Perf. Shares	12/31/2012	3,770	73.58	277,397
Gilles A. Cottier	Perf. Shares	12/31/2012	3,770	73.58	277,397
George L. Miller	Perf. Shares	12/31/2012	1,856	73.58	136,564
	RSUs	9/30/2012	927	72.65	67,347

(3)	The number of shares acquired on vesting was pro-rated based on Mr. Richter's retirement as of August 23, 2012.
Retirement Plan
The RSVP is a tax-qualified, non-contributory cash balance pension plan that provides all eligible employees, including the Named Executive Officers, with a retirement benefit based upon a formula. The RSVP provides an annual contribution to each participant’s account, ranging from 2% to 5% of eligible pay, depending on years of service plus 2% to 5% of eligible pay exceeding the social security limit, depending on length of service, up to the annual compensation limit, plus interest on the account balance. Eligible pay includes base salary, commissions, bonuses, overtime pay, cash distributions from the LTIP and any elective deferrals under a non-qualified deferred compensation plan, but not in excess of the maximum compensation limit defined by Section 401(a)(17) of the Code. This limit was $250,000 for 2012. The interest rate used to determine the annual interest credit is a rate equivalent to one-year treasury yields, with a minimum interest credit rate of 4.25%.
For participants in the RSVP when it was converted to a cash balance plan on December 31, 1995, an additional special credit calculation was made to add the difference in value (if any) between the cash balance account and the present value of the grandfathered benefit pursuant to the prior pension formula. The grandfathered benefit provides 105% of the accrued benefit under the RSVP as of December 31, 1995, plus 0.9% of average compensation earned after December 31, 1995, plus 0.6% of average compensation in excess of covered compensation earned after December 31, 1995. Covered compensation is the average of the social security taxable wage base in effect for each calendar year during the 35 years ending with the calendar year in which an employee attains his or her social security retirement age. The present value of the grandfathered benefit is determined using the Pension Protection Act of 2006 segment rates prescribed by the Internal Revenue Service (the "IRS") for minimum lump sum distributions and the 2012 combined static Pension Protection Act of 2006 mortality rates prescribed by the IRS for minimum lump sum distributions.
The total 2012 Company contribution to the RSVP account for each of the Named Executive Officers is as follows:

Name	Amount ($)
Rakesh Sachdev	8,861
Jan A. Bertsch	7,798
Kirk A. Richter	106,955
Franklin D. Wicks	50,050
Gilles A. Cottier	25,017
David A. Smoller	12,551
George L. Miller	8,538
Normal retirement eligibility is the attainment of age 65 with at least five years of credited service. A maximum of 35 years of service is creditable under the RSVP. Participants are eligible for early retirement on or after both attaining age 55 and completing seven years of credited service. Benefits are reduced 0.5% for each full month that commencement of retirement benefits precedes the normal retirement date for those participants eligible for the grandfathered benefit calculation. Other early retirees receive their account balance at their retirement date. Dr. Wicks was eligible for early retirement at December 31, 2012.
Plan benefits are fully vested after three years of completed service. All of the Named Executive Officers except Ms. Bertsch were fully vested at December 31, 2012. Vested participants are entitled to their account balance upon termination of employment. The difference between the present value of the accrued benefit at the retirement age of 65 and the account balance for each of the Named Executive Officers is provided in the tables under "Potential Payments Upon Termination or CIC" beginning on page 45 of this proxy statement.
The normal form of benefits, pursuant to the RSVP, is a life annuity for unmarried participants and a qualified joint and survivor annuity for married participants. Optional forms of payment include three joint and survivor options and a lump sum.
The following table presents the number of years of credited service each Named Executive Officer has under the RSVP and the present value of accumulated benefits earned by each as of the December 31, 2012 RSVP measurement date. The assumptions used to determine the present value of accrued benefits under the RSVP are consistent with those described in Note 15: Pension and Post-Retirement Benefit Plans to the Company's audited financial statements for 2012 included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, with the exception that the Named Executive Officer is assumed to retire at age 65.

PENSION BENEFITS FOR 2012
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Rakesh Sachdev	RSVP	4	35,655	—
Jan A. Bertsch	RSVP	<1	8,254	—
Kirk A. Richter	RSVP	34	—	1,264,087
Franklin D. Wicks	RSVP	30	795,913	—
Gilles A. Cottier (1)	RSVP	8	165,213	—
David A. Smoller	RSVP	8	86,316	—
George L. Miller	RSVP	3	27,130	—

(1)	Mr. Cottier has 26 years of service with the Company but has been a participant of the RSVP for just 8 years.
Effective January 1, 2013, the Company will make no further pay-related credits to the RSVP. Interest credits will continue until the account balance is withdrawn. The Company enhanced the 401(k) Plan to offset the elimination of future pay-related credits.
Nonqualified Deferred Compensation
Deferral Plan. The Deferral Plan provides eligible employees in the U.S. the opportunity to defer compensation until retirement or some other specific date. The Deferral Plan is available to employees in the U.S. selected by the Company, in its discretion, to participate in the plan, provided that all chosen employees must be members of a select group of management or highly compensated employees. Employees who elect to participate in the Deferral Plan may defer up to 50% of their annual base salary and up to 100% of their annual incentive award under the Bonus Plan.
An account maintained for each participant is credited with the participant’s deferrals and any income or loss from the investment proxies chosen by the participants. The investment proxies are generally from the same funds available in the 401(k) Plan, with the exception of the Common Stock fund and the Managed Income Portfolio. Participants in the Deferral Plan also have a fixed rate option which guarantees a specific rate of return (5.35% for 2012). Participants have the option to have deferred amounts paid at retirement age, defined as age 55, and/or up to five designated times prior to retirement. If a participant terminates employment after attaining age 55, the employee is deemed to have retired and distributions are available, at the election of the participant, in a lump sum or up to fifteen annual installments. In service distributions prior to retirement are available via a lump sum or up to five annual installments. If a participant terminates employment prior to attaining age 55 for any reason, including death or disability, an amount equal to the balance in the participant’s deferred compensation account is paid in a lump sum. Assets funding our obligations to the participants are set aside in a trust for the exclusive purpose of paying benefits to participants and their beneficiaries. These obligations are not secured in the event of our insolvency. Each of the Named Executive Officers participates in the Deferral Plan except Ms. Bertsch.
The table below shows the investment fund alternatives available in the Deferral Plan and their rate of return for the year ended December 31, 2012.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Beacon Large Cap Value Institutional	19.07	Fidelity Freedom 2035	14.60
American Funds Fundamental Investors R5	17.47	Fidelity Freedom 2040	14.61
Columbia Alcorn International Z	21.60	Fidelity Freedom 2045	14.97
Fidelity Balanced K	13.04	Fidelity Freedom 2050	15.23
Fidelity Contrafund K	16.38	Fidelity Freedom Income	6.36
Fidelity Diversified International K	19.61	Fidelity Low Priced Stock K	18.66
Fidelity Freedom 2000	6.44	Fidelity Retirement Money Market	0.01
Fidelity Freedom 2005	8.77	Fidelity Small Cap Stock	12.99
Fidelity Freedom 2010	10.53	Fixed Rate Option	5.35
Fidelity Freedom 2015	10.81	Goldman Sachs Mid Cap Value Institutional	18.54
Fidelity Freedom 2020	11.86	Munder Mid Cap Core Growth Y	16.01
Fidelity Freedom 2025	13.26	PIMCO Total Return Institutional	10.35
Fidelity Freedom 2030	13.65	Spartan 500 Index	15.96
Supplemental Retirement Plan. The SERP covers each of the Named Executive Officers. We maintain a bookkeeping account reflecting annual credits of 6% of annual base salary, or more at the discretion of the Compensation Committee, with respect to all participants. All participants in the SERP, including the Named Executive Officers, choose the investment proxies to be used to determine the earnings to be credited to their account from a list of mutual funds that coincides with the investment options within the Deferral Plan. Investment changes can be made at any time with the exception of the fixed rate option which has an annual transfer period at which time amounts can be moved into or out of that fund.
After five years of participation in the SERP, participants vest in 50% of the credits, including investment earnings (or losses) and, thereafter, vest at the rate of 10% annually until fully vested after 10 years. In the event of a participant’s termination by the Company (other than for cause) or by the participant for good reason within two years after a CIC that occurs while the participant is employed with the Company, or a termination on account of death, disability or retirement, the participant will fully vest immediately in any credits and earnings (or losses) as of the date of termination. For all other terminations, the participant will forfeit any unvested credits and earnings (or losses).
In December 2012, the Compensation Committee authorized an additional credit of $31,120 to the SERP account for Mr. Sachdev in order to reach the targeted retirement benefit of 37.5% of annual base salary upon retirement with 30 years of service. No additional credits were authorized to the SERP accounts of the other Named Executive Officers.

The following table presents certain information regarding contributions, earnings and balances under the Deferral Plan and the SERP:

NONQUALIFIED DEFERRED COMPENSATION FOR 2012
Name	Plan Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Balance At Last FYE ($) (3)	Aggregate Withdrawals/ Distributions ($)
Rakesh Sachdev	Deferral Plan	473,326	—	66,790	1,113,577	—
	SERP	—	73,120	11,042	247,225	—
Jan A. Bertsch	Deferral Plan	—	—	—	—	—
	SERP	—	20,250	806	21,056	—
Kirk A. Richter	Deferral Plan	236,628	—	103,467	1,017,868	9,776
	SERP	—	17,400	15,505	165,782	—
Franklin D. Wicks	Deferral Plan	488,643	1,742	132,906	2,534,011	—
	SERP	—	23,760	18,242	313,110	—
Gilles A. Cottier	Deferral Plan	248,140	—	122,405	1,177,570	—
	SERP	—	20,460	23,218	221,571	—
David A. Smoller	Deferral Plan	—	—	26,405	478,551	61,521
	SERP	—	18,600	11,230	153,441	—
George L. Miller	Deferral Plan	218,717	—	54,551	550,131	—
	SERP	—	19,800	7,573	71,767	—

(1)
All contributions to the Deferral Plan by the Named Executive Officers in 2012 are included in the "Salary," "Non-Equity Incentive Plan Compensation" or "All Other Compensation" columns of the Summary Compensation Table on page 34 of this proxy statement. Contributions included in the "Salary" column for 2012 are as follows: Mr. Sachdev – $118,846; Mr. Richter – $19,538; Dr. Wicks – $211,385; Mr. Cottier – $93,096; Dr. Smoller – $0 and Mr. Miller – $87,116. Contributions included in the "Non-Equity Incentive Plan" column for 2011, but paid in February of 2012, are as follows: Mr. Sachdev – $354,480; Mr. Richter – $217,090; Dr. Wicks – $277,258; Mr. Cottier – $155,044; Dr. Smoller – $0 and Mr. Miller – $131,601.

(2)	All contributions by the Company in 2012 are included in the "All Other Compensation" column of the Summary Compensation Table on page 34 of this proxy statement.

(3)
With respect to the Deferral Plan, this column includes amounts for each of the Named Executive Officers which are included in the "Salary," "Non-Equity Incentive Plan Compensation" or "All Other Compensation" columns of the Summary Compensation Table for 2011 and 2010. Amounts included for 2011 and 2010, respectively, are as follows: Mr. Sachdev – $326,676; $172,127; Ms. Bertsch - N/A; Mr. Richter – $158,505; $72,575; Dr. Wicks – $475,982; $310,747; Mr. Cottier – $231,129; $123,046; Dr. Smoller – $0; N/A and Mr. Miller - N/A. With respect to the SERP, this column includes the following amounts for each of the Named Executive Officers which are included in the "All Other Compensation" column of the Summary Compensation Table for 2011 and 2010, respectively: Mr. Sachdev – $78,784; $36,000; Ms. Bertsch – N/A; Mr. Richter – $17,400; $14,100; Dr. Wicks – $21,600; $28,500; Mr. Cottier – $18,600; $25,500; Dr. Smoller – $18,000; $23,700; and Mr. Miller – N/A.

Employment Agreements
Employment Agreement with Mr. Sachdev. On February 14, 2011, the Company entered into an executive employment agreement (the "Agreement") with Mr. Sachdev, effective January 1, 2011 for a term extending through January 1, 2014. Under the Agreement, Mr. Sachdev serves as the CEO of the Company. The Agreement provides the following:

•	a base salary of not less than $700,000;

•	eligibility for annual performance bonuses under the Bonus Plan, with a target of 100% of his annual base salary;

•	participation in all retirement, disability, pension, savings, health, medical and dental insurances and other fringe benefits available to executives;

•
participation in the LTIP, with annual equity grants targeted to achieve a value equal to 300% of his annual base salary, in the form of stock options, Performance Shares or other forms of equity, as determined by the Board, and, depending on performance, actual Performance Share payout may range from zero up to 150% of target; and

•
cash compensation, bonus and long-term incentive opportunity for 2012 and 2013 shall be reviewed and set annually, but the base salary shall not be reduced below $700,000 per year, and the bonus and long-term incentive opportunities shall not be reduced.

The Agreement further provides that if the Company terminates Mr. Sachdev’s employment for "cause" (as defined in the Agreement) or Mr. Sachdev voluntarily terminates his employment without "good reason" (as defined in the Agreement) before the end of the employment period, Mr. Sachdev would receive his base salary through the date of termination but will not be entitled to any severance compensation or to any further base salary, bonus or benefits unless otherwise specified in a benefit program. If the Company involuntarily terminates Mr. Sachdev's employment without "cause" or Mr. Sachdev terminates his employment for "good reason" before the end of the employment period, Mr. Sachdev would receive his base salary through the date of termination and, provided that he executes a release of claims, he would receive severance pay equal to 2.99 times his annual base salary. Such severance payments will be made in equal installments over a 36-month period payable on the dates on which the base salary would have otherwise been paid if his employment had continued. Mr. Sachdev shall not be entitled to such severance pay if he becomes entitled to any termination payments or other severance payments under the CIC agreement previously entered into between the Company and Mr. Sachdev. In the event Mr. Sachdev is determined to be a specified employee in accordance with Code Section 409A, any such severance payments shall begin on the first payroll date that is more than six months following the date of separation from service, but only to the extent that such payments do not satisfy an exception to Code Section 409A.
The foregoing summary of the provisions of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10(a) to the Company's Current Report on Form 8-K/A filed with the SEC on February 14, 2011.
CIC Agreements with Named Executive Officers. The Company has CIC agreements in place with each Named Executive Officer.
Under the agreement, a CIC is generally defined as:

•	Individuals who constitute the incumbent board (as defined in the agreement) cease for any reason to constitute at least a majority of the Board.

•
More than 25% of (a) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors ("Outstanding Company Voting Securities") or (b) the then outstanding shares of Common Stock ("Outstanding Company Common Stock") is directly or indirectly acquired or beneficially owned (as defined in Exchange Act Rule 13d-3) by any individual, entity or group, except that the following shall not constitute changes in control:

◦	any acquisition or beneficial ownership by the Company or its subsidiary, or

◦	any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries.

•	Consummation of a reorganization, merger, share exchange or consolidation (a "Business Combination"), unless in each case following such Business Combination:

◦
all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company through one or more subsidiaries);

◦
no individual, entity or group (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 25% of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors or other governing body of the entity resulting from such Business Combination, except to the extent that such individual, entity or group owned more than 25% of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the Business Combination; and

◦
at least a majority of the members of the board of directors or other governing body of the entity resulting from such Business Combination were members of the incumbent board (as defined in the agreement), or of the action of the Board, approving such Business Combination.

•	The Company shall sell or otherwise dispose of all or substantially all of the assets of the Company (in one transaction or a series of transactions).

•	The shareholders of the Company shall approve a plan to liquidate or dissolve the Company, and the Company shall commence such liquidation or dissolution.
In the event of a CIC, the executive vests in outstanding stock awards and incentive programs. The executive is entitled to receive a lump sum equal to the pro-rata portion of his or her target bonus payable under the terms of the Bonus Plan for his or her services and performance to the date of the CIC, provided, that, any such compensation that is nonqualified deferred compensation shall be vested in a pro-rata amount of the target bonus and payable under the terms of the awards and plans.

In addition, if a CIC occurs and the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason, in each case within the six-month period prior to, or within the two-year period following the CIC, the executive shall receive a termination payment equal to 1, 2, or 2.99 multiplied by the executive’s base salary plus target bonus. The 2.99 multiple applies to each Named Executive Officer. CIC payments shall be reduced by any lump sum severance payments otherwise due under Company severance programs. In addition, the Company will maintain director and officer insurance for the benefit of the executive, to the maximum extent and for the maximum duration provided under applicable by-laws and insurance policies to the extent permitted by law, and the Company will indemnify the executive for all of the expenses incurred or damages paid or payable with respect to a bona fide claim against the executive where such claim is based on actions or failures to act by the executive in his or her capacity as an employee of the Company, to the maximum extent and for the maximum duration provided under applicable by-laws and insurance policies to the extent permitted by applicable law.
In connection with the termination payments described above, the executive agrees to protect the Company's confidential information which was acquired in connection with or as a result of the executive’s services for the Company and not to compete against the Company during his employment with the Company and for a two-year period following termination of employment.
Granting of any CIC agreement requires advance approval of the Compensation Committee. The initial term of each CIC agreement is one year, and thereafter shall continue in effect for successive periods of one year unless either the Company or the executive gives written notice of intent to terminate the agreement at least six months prior to the expiration of the then current term. The agreements do not provide for any excise tax gross-up and require that a breach by an executive of the non-disclosure or non-compete provisions would relieve the Company of its obligation to make, and require the executive to repay, certain termination payments.
The foregoing summary of the provisions of the form of CIC agreement is not complete and is qualified in its entirety by reference to the full text of the form of agreement, a copy of which is attached as Exhibit 10(b) to the Company's Current Report on Form 8-K filed with the SEC on November 16, 2010.
POST-EMPLOYMENT PAYMENTS
Post-Employment Payments – Stock Option Awards
Except as otherwise described below, if a participant's employment terminates for any reason, the participant's right to exercise any options that have been held less than 12 months from the date of grant, which we refer to as the "non- exercise period," terminates. Under no circumstances can stock options be exercised beyond the expiration date. The following provisions apply upon termination of employment after the lapse of the non-exercise period (or as otherwise specified below):
Termination Without Cause or Retirement. The participant may exercise the unexercised portion of stock options at any time for 12 months after the date of termination in the case of termination of employment by us without cause. In the event of retirement, a participant may exercise the unexercised portion of stock options granted before January 1, 2006 at any time during the 12 months following the date of retirement, or for options granted on or after January 1, 2006 at any time for five years after the date of retirement. In the case of termination without cause, the participant may exercise an option to the extent that he or she could have exercised the option if the participant had remained employed during the 12-month period. In the case of retirement, all options held by the participant vest immediately in full and may be exercised in whole or in part at any time during the applicable 12-month or five-year periods, whether or not the non-exercise period has lapsed, but prior to the expiration of the option term.

•
"Cause" means the failure by a participant to perform his or her duties with us as a result of incompetence or willful neglect or the willful engaging in conduct which is injurious to us or an affiliate, monetarily or otherwise, as determined by the Compensation Committee in its sole discretion, including, without limitation, the existence of a conflict of interest or the commission of a crime, as determined in good faith by the Compensation Committee.

•	"Retirement" means the voluntary termination of employment after either attainment of age 65 or a retirement age specified in the RSVP.
If the participant dies within the 12 month period in the case of termination of the participant’s employment by us without cause, or within the 12 month or five year period in the case of termination because of retirement of the participant, the option may be exercised at any time during the 12 months after the date of the death of the participant by his or her successor, in the case of termination without cause, to the extent he or she could have exercised the option if the participant had remained employed during the 12 month period, without regard to the requirement of exercise within 12 months after termination of employment; or in the case of retirement, to the extent of any or all of the options held by the participant, whether or not the non-exercise period has elapsed with respect to the options, without regard to the requirement of exercise within five years after termination of employment, but prior to the expiration of the option term.

Any unexercised portion will terminate immediately if and when the participant becomes an employee, agent or principal of one of our competitors, or of any affiliate, without our consent.
Termination Due to Death or Disability. If employment is terminated because of death or disability while in our employ, options granted before January 1, 2006 may be exercised by the participant or by his or her personal representative at any time during the 12-month period after the date of death or disability, whether or not the non-exercise period has elapsed. The exercise period is extended to five years for options issued after January 1, 2006 under the LTIP, unless otherwise provided by the Compensation Committee or an applicable agreement; each stock option agreement continues to limit the exercise period to the 12-month period after the date of death or disability. However, in no event may a participant exercise an option after its specified term expires.
"Disability" means that the participant is permanently and totally disabled as provided in Section 422(c)(6) of the Code, which ascribes disability to a person when he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. All determinations as to the date and extent of disability of any participant will be made by the Compensation Committee upon the basis of such evidence as it deems necessary or desirable to review.
If a participant dies within the exercise period following disability, the option may be exercised at any time during the period of 12 months after the date of death or before the expiration of the option term, whichever comes first, by a legal representative of the participant.
Termination for Cause or Voluntary Termination. If an employee is terminated by us for cause or voluntarily terminates employment with us for any reason other than retirement, any unexercised portion of any stock option granted to the employee will terminate with his or her termination of employment.
Post-Employment Payments – Performance Share Awards
If a participant's employment with us terminates during a performance period because of retirement or involuntary termination without cause, the participant will be entitled to receive a number of Performance Shares (or payment therefore) at the end of the performance period based upon the extent to which achievement of performance targets was satisfied at the end of the period (as determined at the end of the performance period) and prorated for the portion of the performance period during which the participant was employed by us. If a participant’s employment with us or any affiliate terminates during a performance period because of death or disability, the participant will be entitled to receive a number of Performance Shares, or payment thereof, in the month following such separation from service as though achievement of 100 percent of performance targets was satisfied at the end of such period and prorated for the portion of performance period during which the participant was employed by us or any affiliate. Except as provided above, if a participant’s employment terminates with us during a performance period, then the participant will not be entitled to any payment with respect to that performance period.
Post-Employment Payments – RSU Awards
If a participant’s employment with us terminates because of involuntary termination without cause, death or disability, a pro-rata portion of all of the outstanding RSUs shall vest, and the shares underlying such RSUs will be automatically issued and delivered on the date of such termination of employment. The prorated amount is based on the number of months in the vesting period during which the participant was employed by the Company. Except as provided above or following a CIC, if a participant’s employment terminates during a vesting period, the RSUs shall not vest and shall become forfeited for no value and without any issuance of shares.
Potential Payments Upon Termination or CIC
Except for Mr. Richter and Dr. Smoller, the following tables reflect the amount of compensation payable to each Named Executive Officer upon death, disability, retirement, voluntary termination, involuntary termination without and with cause and termination following a CIC. For Mr. Richter and Dr. Smoller, the tables reflect actual amounts payable upon retirement or separation, respectively. Compensation payable to each Named Executive Officer upon resignation for good reason following a CIC would result in the same benefits as an involuntary termination following a CIC. Except for Mr. Richter and Dr. Smoller, the amounts shown assume that such termination was effective as of December 31, 2012 and Performance Share payouts were at the target level. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company. Footnotes follow the last table on page 47.

Rakesh Sachdev	Accelerated Equity ($) (1)	Severance ($) (2)	Retirement Benefits ($) (3)	SERP ($) (4)	Health ($) (5)	Total Payments ($)
Death	2,365,397	—	—	247,225	—	2,612,622
Disability	2,365,397	—	—	247,225	—	2,612,622
Retirement	—	—	—	—	—	—
Termination-Voluntary	—	—	—	—	—	—
Termination-Involuntary Without Cause or Resignation With Good Reason	1,948,792	2,392,000	—	247,225	—	4,588,017
Termination-Involuntary With Cause	—	—	—	—	—	—
Termination following Change-in-Control	3,840,921	4,784,000	—	247,225	—	8,872,146

Jan A. Bertsch	Accelerated Equity ($) (1)	Severance ($) (2)	Retirement Benefits ($) (3)	SERP ($) (4)	Health ($) (5)	Total Payments ($)
Death	563,492	—	—	21,056	—	584,548
Disability	563,492	—	—	21,056	—	584,548
Retirement	—	—	—	—	—	—
Termination-Voluntary	—	—	—	—	—	—
Termination-Involuntary Without Cause	483,132	—	—	21,056	—	504,188
Termination-Involuntary With Cause	—	—	—	—	—	—
Termination following Change-in-Control	1,449,395	2,220,075	—	21,056	—	3,690,526

Kirk A. Richter	Accelerated Equity ($) (1)	Severance ($) (2)	Retirement Benefits ($) (3)	SERP ($) (4)	Health ($) (5)	Total Payments ($)
Retirement	323,833	—	—	33,156	56,732	413,721

Franklin D. Wicks	Accelerated Equity ($) (1)	Severance ($) (2)	Retirement Benefits ($) (3)	SERP ($) (4)	Health ($) (5)	Total Payments ($)
Death	1,270,605	—	—	62,622	—	1,333,227
Disability	1,270,605	—	—	62,622	39,484	1,372,711
Retirement	847,610	—	—	62,622	39,484	949,716
Termination-Voluntary	—	—	—	62,622	—	62,622
Termination-Involuntary Without Cause	1,182,210	—	—	62,622	—	1,244,832
Termination-Involuntary With Cause	—	—	—	—	—	—
Termination following Change-in-Control	1,718,552	2,096,738	—	62,622	—	3,877,912

Gilles A. Cottier	Accelerated Equity ($) (1)	Severance ($) (2)	Retirement Benefits ($) (3)	SERP ($) (4)	Health ($) (5)	Total Payments ($)
Death	1,235,438	—	—	44,314	—	1,279,752
Disability	1,235,438	—	—	44,314	—	1,279,752
Retirement	—	—	—	—	—	—
Termination-Voluntary	—	—	—	—	—	—
Termination-Involuntary Without Cause	1,089,484	—	—	44,314	—	1,133,798
Termination-Involuntary With Cause	—	—	—	—	—	—
Termination following Change-in-Control	1,681,762	1,850,063	—	44,314	—	3,576,139

David A. Smoller	Accelerated Equity ($) (1)	Severance ($) (2)	Retirement Benefits ($) (3)	SERP ($) (4)	Health ($) (5)	Total Payments ($)
Termination-Without Cause	434,857	837,524	—	46,032	—	1,318,413

George L. Miller	Accelerated Equity ($) (1)	Severance ($) (2)	Retirement Benefits ($) (3)	SERP ($) (4)	Health ($) (5)	Total Payments ($)
Death	362,813	—	—	71,767	—	434,580
Disability	362,813	—	—	71,767	—	434,580
Retirement	—	—	—	—	—	—
Termination-Voluntary	—	—	—	—	—	—
Termination-Involuntary Without Cause	307,079	—	—	71,767	—	378,846
Termination-Involuntary With Cause	—	—	—	—	—	—
Termination following Change-in-Control	549,461	1,517,425	—	71,767	—	2,138,653

(1)
Accelerated equity is the value of unexercised stock options, unvested RSUs and unvested Performance Share awards that would become exercisable or vest upon termination. Such awards are shown in the Outstanding Equity Awards at Fiscal Year-End table on page 37 of this proxy statement. The value for options was calculated using $73.58, the closing market price per share of Common Stock on December 31, 2012, the last trading day of 2012, less the option exercise price per share for the total number of options accelerated. Except for Mr. Richter and Dr. Smoller, the value for RSU and Performance Share awards was based on $73.58, the closing market price per share of our Common Stock on December 31, 2012, the last trading day of 2012, for the total number of RSUs and Performance Share awards accelerated. For Mr. Richter and Dr. Smoller the common stock price used for the calculations was $70.40 and $70.22 respectively, based on the closing market price on the last day of their respective employment. Further the value of the 2010-2012 Performance Share award for Mr. Richter was adjusted based on the actual payout of 58% using $73.58 for the cash portion and $76.34 for the share portion.

(2)
Mr. Sachdev is entitled to receive a payment equivalent to 2.99 years of his annual base salary if terminated involuntarily without cause or upon resignation with good reason. The other Named Executive Officers are not entitled to severance agreements. In connection with Dr. Smoller's separation he was granted the following: cash separation pay - $322,000; consulting fee - $140.000; 12 months of Company medical and dental contributions - $17,688; a cash payment in lieu of his 2012 Bonus Plan award - $106,646; and a cash payment in lieu of his 2010-2012 Performance Share award - $251,190, both of which were pro-rated for service and based on Company performance.

(3)
Participants in the RSVP are entitled to the vested account balance upon termination of employment. The amounts shown in this column represent the excess of the vested account balance over the present value of accumulated benefits shown in the Pension Benefits for 2012 table on page 40 of this proxy statement.

(4)
The SERP vests 50% after five completed years of participation plus an additional 10% for each completed year of participation thereafter. The amount shown is the unvested portion of the account that vests upon termination for the reasons shown.

(5)
The amounts in this column reflect accumulated post-retirement benefit obligation, as of December 31, 2012, pursuant to our retiree medical plan estimated using the methodology of FASB ASC Topic 715, Compensation – Retirement Benefits. These benefits are generally available to U.S. employees hired prior to July 1, 2000. Of the Named Executive Officers, only Mr. Richter and Dr. Wicks are eligible to receive these benefits. Mr. Cottier was not a U.S. employee as of July 1, 2000, and Mr. Sachdev, Ms. Bertsch and Mr. Miller were hired after July 1, 2000.

AGENDA ITEM III.
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
As required by the Dodd-Frank Act and Section 14A of the Exchange Act, we are asking our shareholders to provide advisory approval of the compensation of the Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. This vote is advisory and not binding on the Company, the Board and the Compensation Committee. However, the Board and the Compensation Committee are interested in the opinions expressed by our shareholders on this proposal and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers. We encourage shareholders to review the CD&A, beginning on page 19, for details regarding our executive compensation program.
As previously noted in the CD&A, our executive compensation program is based on our pay-for-performance philosophy and designed to ensure our compensation plans work to create long-term shareholder value by appropriately incentivizing our executive team to meet and exceed both our long-term strategic and annual operating plans. The relationship of actual pay delivered and Company performance is key.
Key 2012 financial results were as follows:

•
Operating income was $659 million, an increase of $12 million or 2% compared to 2011. Excluding the impact of changes in foreign currency exchange rates, operating income would have been $697 million or an increase of 8% compared to 2011.

•
Diluted EPS was $3.77, an increase of $0.05 or 1% compared to 2011. Excluding the impact of changes in foreign currency exchange rates, diluted EPS would have been $3.99 or an increase of 7% compared to 2011.

•
Free cash flow was $453 million, an increase of $62 million or 16% compared to 2011. Free cash flow was calculated as net cash provided by operating activities of $567 million less capital expenditures of $114 million.

•
Sales were $2,623 million, an increase of $118 million or 5% compared to 2011. Excluding the impact of changes in foreign currency exchange rates, which decreased sales by 3% and acquisitions which increased sales by 5%, sales increased organically by 3% compared to 2011. For a discussion of the Company's use of non-GAAP financial measures, see page 19 of the Company's Annual Report on Form 10-K for the year ended December 31, 2012 under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures."

These results exceeded our 2012 target for free cash flow but fell below targets for operating income and diluted EPS largely due to unfavorable foreign exchange rate movements. The Company's organic sales growth results were above threshold but did not meet the target level. Consequently, the annual incentive component of total compensation (i.e., Bonus Plan payouts) paid below the target level. At the same time, the Company's solid financial performance helped drive a total shareholder return for the year ended December 31, 2012 of 19.1%, reflecting a percentile rank of 39th among the Comparator Group over the same period.
For a longer-term performance perspective, the Company's total shareholder return over the prior three- and five-year periods ended December 31, 2012 was as follows:

•	50.6% for 3 years, reflecting an above median percentile rank of 58th among the Comparator Group over the same period; and

•	41.2% for 5 years, reflecting an above median percentile rank of 62nd among the Comparator Group over the same period.
The long-term incentive component of total compensation (i.e., equity grants under the LTIP), as awarded in 2012, is delivered half in stock options and half in Performance Shares based on meeting three-year ROE and sales growth targets. While our total shareholder return was favorable over this time period, as noted above, our results as compared to the plan metrics were mixed: we slightly exceeded the target return on equity metric but did not meet the sales growth threshold for the Performance Share award for the 2010 – 2012 performance period, resulting in a payout near the threshold level at 58% of target.
We believe that our executive compensation program is designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests by supporting the delivery of both our annual operating and long- term strategic plans and including equity as a significant component of compensation. Compensation unrelated to performance is limited. Our CIC agreements with the Named Executive Officers do not provide payments without involuntary job loss or substantial diminution of duties (i.e., double-trigger). We do not provide tax gross-ups on CIC severance payments or extended welfare or retirement benefits. We do not provide guaranteed incentive awards and our perquisites are very limited and in line with our pay-for-performance philosophy. In 2011, we added a clawback provision to all future employee equity awards and extended our existing clawback policy to cover any financial restatement, regardless of wrongdoing. In 2012, we added relative total shareholder return as a performance metric for future Performance Share awards to better align pay to long-term shareholder value creation.
Accordingly, we ask shareholders to vote FOR the following resolution at the Meeting:
"RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in this proxy statement for the Meeting pursuant to the compensation disclosure rules of the SEC, including the CD&A, the compensation tables and the accompanying footnotes and narrative discussion."
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of the Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
THE BOARD RECOMMENDS A VOTE FOR ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.
RELATED PARTY DISCLOSURE
In order to identify and address any concerns regarding related party transactions and their disclosures, the Company utilizes an annual directors' and officers' questionnaire, a business conduct and ethics policy with annual reaffirmation and, beginning in 2013, a process to identify potential related parties among the Company's customers and suppliers.
Directors and Officers Questionnaires
Annual directors' and officers' questionnaires are distributed at the beginning of each year in order to identify related-party transactions, among other things. Pursuant to the questionnaire, directors and executive officers are asked to identify and describe any transaction, or series of similar transactions, since January 1, 2012, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a participant, in which the dollar amount involved exceeded $120,000 and the individual, any member of the individual’s immediate family, any entity which is owned or controlled by the foregoing persons or any entity in which the foregoing persons have a substantial ownership interest or control had, or will have, a direct or indirect material interest. Responses provided to the questionnaire by directors and executive officers are reviewed by the Company's management to determine any necessary course of action.
Business Conduct Policy
Guidelines regarding conflicts of interest are outlined in the Conduct Policy for all employees, including the Named Executive Officers and directors. The Conduct Policy is available on the Company's website, www.sigmaaldrich.com, under "Investor Relations – Corporate Governance." A review of any reported exceptions to the Conduct Policy is performed by Internal Audit annually.
Upon hire, each employee is asked to read the Conduct Policy and sign an acknowledgment regarding compliance therewith. Management, as well as employees in positions having authority to commit or expend Company assets or in possession of material, nonpublic information about the Company, is asked to complete and sign an annual Conduct Policy compliance questionnaire, which reaffirms their commitment to the Conduct Policy and provides an opportunity to communicate possible violations thereof. In addition, an annual notice is sent to all employees directing them to reread and reacquaint themselves with the Conduct Policy.
Directors are expected and required to uphold the same dedication to corporate ethics as the Company's employees and executive officers. A conflict of interest can arise when a director takes an action or has an interest that may make it difficult for him or her to carry out his or her responsibilities as a member of the Board objectively and effectively.
Pursuant to the Conduct Policy, employees and directors have a responsibility to always act in the Company's best interest. Employees and directors should never be influenced by personal considerations or relationships when making decisions that impact the Company. Potential conflicts of interest can arise if an employee or a director, or any member of their immediate family:

•	acts as an employee, director, agent or consultant to any entity that is a competitor, customer or supplier of the Company;

•	has greater than a 5% financial interest in any business with which the Company currently does business or competes;

•	acquires any real property, leaseholds, patents or other property or rights in which the Company has an interest or is likely to have an interest;

•	influences or directs Company business to a friend or relative;

•	accepts other than nominal gifts from a customer, supplier or other business associate of the Company; or

•
accepts any loans or payments from a customer or supplier of the Company in exchange for a business transaction, acceptance of inflated pricing or unacceptable levels of service (i.e., quality below specifications or receipt of short shipments), or any other such treatment that negatively impacts the Company. Such payments may be considered bribes or kickbacks and are strictly prohibited.

Employees and directors are instructed under the Conduct Policy to avoid any situations that may lead to a conflict of their personal interests with those of the Company. Should a potential conflict of interest currently exist or develop in the future, employees are required to report the potential conflict in writing within 10 days to: (1) their direct manager; (2) a Company officer; or (3) the Internal Audit Director. Each situation is reviewed to determine if the employee's duties, or the duties of his or her subordinates, require making decisions that could be influenced by the potential conflict reported. If it is determined a conflict of interest exists, the employee may be asked to eliminate the conflicting situation, be removed from the Company duty which causes the conflict of interest, be transferred to a new position where there is no conflict or face disciplinary action, if appropriate.
The recipient of a report of a potential conflict of interest is required to report the potential conflict in writing within 10 days to the Internal Audit Director, who in turn will inform both the CEO and the Chairman of the Audit Committee. All potential conflicts of interest should be disclosed in the annual Conduct Policy compliance questionnaire, even if previously reported.
In meeting the requirements of the Conduct Policy, directors are expected to avoid any situations that may lead to a conflict between their personal interests and the interests of the Company. Should a potential conflict of interest currently exist or develop in the future, directors are required to report the potential conflict in writing within 10 days to the Chairman of the Audit Committee. Each situation will be reviewed to determine if the director's duties require making decisions that could be influenced by the potential conflict reported. If it is determined that a conflict of interest exists, the director will be asked to eliminate the situation creating the conflict or to resign from the Board. The annual directors and officers questionnaire also requires disclosure of any potential conflicts of interest, even if previously reported.
Related Party Transaction Identification Process
In January 2013, the Company compared a list of potential related parties, including companies and institutions employing the Company's directors, against a comprehensive list of Company customers and suppliers for 2012. Any overlap reflecting a potential related party transaction or conflict of interest involving a director or executive officer is reviewed by the Company's management to determine any necessary course of action.
Code of Ethics
The Company maintains the Conduct Policy as part of its corporate compliance program. The Conduct Policy applies to all directors and employees, including the Company's principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Conduct Policy is available on the Company's website at www.sigmaaldrich.com, under "Investor Relations – Corporate Governance." The Company intends to disclose amendments to or waivers of the Conduct Policy granted to the individual executive officers listed above and the directors on the Company's website within four business days of such amendment or waiver. Shareholders may request a paper copy of the Conduct Policy by writing to the Corporate Secretary at Sigma-Aldrich Corporation, 3050 Spruce Street, St. Louis, MO 63103.
VOTE REQUIRED; OTHER MATTERS
Because the election of directors is not a contested election, each director will be elected by the vote of the majority of the votes cast. A "contested election" means an election in which the number of candidates exceeds the number of directors to be elected. A "majority of the votes cast" means that the number of votes cast "for" a director exceeds the number of votes cast "against" that director. "Votes cast" excludes abstentions and broker non-votes and therefore abstentions and broker non-votes will have no effect on the election of directors.
Under Delaware law, if a director is not elected at the Meeting, the director will continue to serve on the Board as a "holdover director." As required by the By-laws, in the event that an incumbent director fails to receive a majority of the votes cast, the director will submit to the Governance Committee a written resignation from the Board and the Governance Committee will consider the director's resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision and the rationale behind the decision within 90 days after the election results are certified.
The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Meeting and entitled to vote on the proposal in question is required to ratify the appointment of KPMG as the Company's independent registered public accountant, approve, on an advisory basis, the compensation of the Named Executive Officers and approve any other matters properly brought before the Meeting. Shares represented by proxies which are marked "against" or "abstain" with respect to the ratification of the appointment of the independent registered public accountant, the approval, on an advisory basis, of the compensation of the Named Executive Officers or which deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the Meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against ratification of the appointment of the independent registered public accountant and against approval of the compensation of the Named Executive Officers.
Although the advisory vote to approve the compensation of the Named Executive Officers is non-binding, as provided by law, the Board will review the results of the vote and take it into account in making future executive compensation decisions.
Shares not voted on one or more but less than all matters on proxies returned by brokers will be treated as not represented at the Meeting as to such matter or matters and will thus have no impact on the voting for such matters.
The Company knows of no other matters to be presented for consideration at the Meeting. If any other matters are properly brought before the Meeting, the persons named in the proxy card intend to vote or act with respect to items in accordance with their best judgment. The affirmative vote of the holders of the majority of shares represented at the Meeting and entitled to vote on the matter is required for approval of any such other matters which are properly brought before the Meeting.
SHAREHOLDER PROPOSALS
Written proposals of shareholders to be included in the proxy statement and form of proxy for the next annual meeting of shareholders must be received at the Company's executive offices no later than November 22, 2013. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with regulations governing the solicitation of proxies.
Under the By-laws, in order for a shareholder to nominate a candidate for director, or to bring other business before a shareholders' meeting, timely notice must be given to and received by the Company in advance of the meeting. In the case of an annual meeting of shareholders, ordinarily, such notice must be given and received not less than 90 nor more than 120 days before the first anniversary of the preceding year's annual meeting (or between January 7, 2014 and February 6, 2014 in the case of the 2014 annual meeting of shareholders); provided, however, that in the event the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then such notice must be given by the shareholder and received by the Company no earlier than the 120th day prior to such annual meeting and no later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. In certain cases, notice may be delivered and received later if the number of directors to be elected to the Board is increased. In the case of a nomination, the shareholder submitting the notice must describe various matters as specified in the By-laws, including the name and address of each proposed nominee, his or her occupation and number of shares held and certain other information. In the case of a proposal of other business, the notice must include a description of the proposed business (which must otherwise be a proper subject for action by the shareholders), the reasons therefor and other matters specified in the By-laws.
In the case of special meetings of shareholders, only such business will be conducted, and only such proposals will be acted upon, as are brought pursuant to the notice of the meeting. In the event the Company calls a special meeting of shareholders to elect one or more directors, any shareholder may nominate a candidate if such shareholder complies with the timing and notice requirements contained in the By-laws. Proposals of other business may be considered at a special meeting requested in accordance with the By-laws only if the requesting shareholders give and the Company receives a notice containing the same information as required for an annual meeting at least 30 days prior to the earlier of the time the person so designated calls the meeting pursuant to Section 2.02 of the By-laws or the day on which public announcement of the date of the meeting is first made.
In the case of an annual or special meeting, the shareholder proponent must be a shareholder of the Company who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting. Any shareholder desiring a copy of the Company's Certificate of Incorporation, as amended, or By-laws will be furnished a copy without charge upon written request to the Corporate Secretary.
The time limits described above also apply in determining whether notice is timely for purposes of Rule 14a-4(c) under the Exchange Act relating to exercise of discretionary voting authority, and are separate from and in addition to the SEC's requirements that a shareholder must meet to have a proposal included in the Company's proxy statement for an annual meeting.
In each case, the proposals or notices described above must be submitted in writing to George L. Miller, Senior Vice President, General Counsel and Secretary, Sigma-Aldrich Corporation, 3050 Spruce Street, St. Louis, Missouri 63103.

By Order of the Board of Directors,

George L. Miller
Senior Vice President, General Counsel and Secretary
March 22, 2013
3050 Spruce Street
St. Louis, MO 63103

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report included on page 18 of this proxy statement and the Compensation Committee Report included on page 33 of this proxy statement shall not be incorporated by reference into any such filings; except that the Compensation Committee Report is expressly incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

SIGMA-ALDRICH®

ATTN: CORPORATE SECRETARY
3050 SPRUCE STREET
ST. LOUIS, MO 63103-2564

FOR VOTING BY INTERNET, PHONE OR MAIL,
PLEASE READ THE INSTRUCTIONS BELOW

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you are a registered holder of shares, you have the option to access future shareholder communications over the Internet instead of receiving printed documents. Participation is voluntary. If you give your consent, all future shareholder communications will be available on the Internet at www.proxyvote.com or such other location as you may be notified by mail. Material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time and/or request paper copies of any shareholder communications by notifying the Company's transfer agent, American Stock Transfer & Trust Company, LLC, or the Company in writing at the address below. To give your consent to receive such materials electronically, follow the prompts when you vote by telephone or over the Internet, or check the appropriate box located on the reverse side of the attached proxy/voting instruction card when you vote by mail.

VOTE BY MAIL
All holders must sign exactly as their name appears hereon. Fiduciaries must state their title. Joint owners both must sign. Authorized officers must sign in a corporation's or partnership's full legal name. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SIGMA-ALDRICH CORPORATION, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote by phone or vote using the Internet, please do not mail your proxy.

THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M52139-P32232 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SIGMA-ALDRICH CORPORATION

This proxy will be voted FOR items 1, 2 and 3 unless otherwise directed, and in the discretion of the proxies on whatever other business may properly come before the meeting.

The Board of Directors recommends a vote FOR each of the director nominees and FOR Proposals 2 and 3.

VOTE ON DIRECTORS

1. Election of directors:

	For	Against	Abstain
1a. Rebecca M. Bergman	☐	☐	☐
1b. George M. Church	☐	☐	☐
1c. Michael L. Marberry	☐	☐	☐
1d. W. Lee McCollum	☐	☐	☐
1e. Avi M. Nash	☐	☐	☐
1f. Steven M. Paul	☐	☐	☐
1g. J. Pedro Reinhard	☐	☐	☐
1h. Rakesh Sachdev	☐	☐	☐

Nominees: (Continued)	For	Against	Abstain
1i. D. Dean Spatz	☐	☐	☐
1j. Barrett A. Toan	☐	☐	☐

VOTE ON PROPOSALS

	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as the Company's independent registered public accountant for 2013	☐	☐	☐
3. Advisory vote to approve named executive officer compensation	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

MATERIALS ELECTION
By checking the box to the right, I consent to future access to shareholder communications (e.g., annual reports, proxy statements, related proxy materials) electronically via the Internet, as described in the accompanying notice. I understand the Company may no longer distribute printed materials to me for any future shareholders meeting until such consent is revoked. I understand I may revoke my consent at any time by writing the Company's transfer agent, American Stock Transfer & Trust Company, LLC, or the Company and that costs normally associated with electronic access, such as internet usage and telephone charges, will be my responsibility. ☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

March 22, 2013

Dear Shareholder:

It is important that these shares are represented at the meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials. You may sign, date and return this proxy card or you may vote by internet or telephone.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 7, 2013:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M52140-P32232

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

(To be signed on reverse side)

By signing on the reverse, the shareholder(s) hereby appoint(s) D. DEAN SPATZ and J. PEDRO REINHARD, or either of them, the true and lawful attorneys-in-fact, agents and proxies, with the power of substitution and revocation, as their representatives at the Annual Meeting of Shareholders of SIGMA-ALDRICH CORPORATION to be held at the Company's Life Science and High Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103 on Tuesday, May 7, 2013, at 11:00 A.M., Central Daylight Time (including all adjournments and postponements thereof), and to vote all shares of stock which the shareholder is entitled to vote, with all powers which the shareholder would possess if personally present.

This proxy also provides voting instructions for shares held by Fidelity Management Trust Company, the trustee for the Sigma-Aldrich 401(k) Retirement Savings Plan, and directs such trustee to vote, as indicated on the reverse side of this card, any shares allocated to this account in the plan. The trustee will vote these shares as you direct. If a valid card is not received by May 2, 2013 the shares credited to this account will be voted in the same proportion on each proposal as those shares for which the trustee has received voting instructions from the beneficial owners.

Signer(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting and accompanying Proxy Statement and 2012 Annual Report to Shareholders, and hereby revoke(s) all proxies heretofore given by the undersigned for said meeting. This proxy may be revoked prior to its exercise.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. Shares represented by this proxy, when properly executed, will be voted as directed or, if directions are not indicated, will be voted in accordance with the Board of Directors' recommendations. The proxies cannot vote these shares unless you sign and return this card.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side